Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

MOLEX INCORPORATED,

KOCH INDUSTRIES, INC.

and

KOCH CONNECTORS, INC.

Dated as of September 9, 2013

TABLE OF CONTENTS

ARTICLE I THE MERGER; CLOSING; EFFECTIVE TIME			1
1.1.	The Merger		1
1.2.	Closing		2
1.3.	Effective Time		2

ARTICLE II CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION			2
2.1.	The Certificate of Incorporation		2
2.2.	The Bylaws		2

ARTICLE III DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION			3
3.1.	Directors		3
3.2.	Officers		3

ARTICLE IV EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES			3
4.1.	Effect on Capital Stock		3
4.2.	Exchange of Certificates		4
4.3.	Withholding Rights		8
4.4.	Treatment of Stock Plans		8

ARTICLE V REPRESENTATIONS AND WARRANTIES			9
5.1.	Representations and Warranties of the Company		9
	(a)	Organization, Good Standing and Qualification	10
	(b)	Capital Structure	12
	(c)	Corporate Authority; Approval and Opinion of Financial Advisor	16
	(d)	Governmental Filings; No Violations	16
	(e)	Company Reports; Internal Controls and Sarbanes-Oxley; Financial Statements	19
	(f)	Absence of Certain Changes	21
	(g)	Proceedings and Liabilities	21
	(h)	Personal Property	22
	(i)	Employee Benefits and Employees	22
	(j)	Compliance with Laws; Licenses; Regulatory Matters	27
	(k)	Material Contracts	28
	(l)	Real Property	30
	(m)	Takeover Statutes	31
	(n)	Environmental Matters	32
	(o)	Taxes	33
	(p)	Intellectual Property	35
	(q)	Prohibited Payments	37
	(r)	Insurance	38
	(s)	Information Supplied	38
	(t)	Brokers and Finders	39
	(u)	Related Party Transactions	39
	(v)	Customers and Suppliers	39

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	(w) Export Controls	39
	(x) Competition and Antitrust Compliance	40
	(y) Acknowledgement by the Company	41
5.2.	Representations and Warranties of Parent and Merger Sub	41
	(a) Organization, Good Standing and Qualification	41
	(b) Capitalization of Merger Sub	41
	(c) Corporate Authority; Approval	41
	(d) Governmental Filings; No Violations; Etc.	42
	(e) Proceedings	43
	(f) Information Supplied	43
	(g) Ownership of Shares	44
	(h) Available Funds	44
	(i) Brokers and Finders	44
	(j) Acknowledgement by Parent	44

ARTICLE VI COVENANTS		44
6.1.	Interim Operations	44
6.2.	Acquisition Proposals	49
6.3.	Stockholders’ Meeting	55
6.4.	Transaction Filings	57
6.5.	Regulatory and Other Authorizations	58
6.6.	Access and Reports; Confidentiality	59
6.7.	Termination of Trading and Deregistration	60
6.8.	Publicity	60
6.9.	Employee Benefits and Related Matters	61
6.10.	Expenses	62
6.11.	Indemnification; Directors’ and Officers’ Insurance	62
6.12.	Takeover Laws	64
6.13.	Stockholder Proceedings	64
6.14.	Resignation of Directors	65
6.15.	Section 16 Matters	65
6.16.	Obligations of Parent and Merger Sub	65
6.17.	FIRPTA Certificate	65
6.18.	Certain Notices	65

ARTICLE VII CONDITIONS		65
7.1.	Conditions to Each Party’s Obligation to Effect the Merger	65
7.2.	Conditions to Obligations of Parent and Merger Sub	66
7.3.	Conditions to Obligation of the Company	68
7.4.	Frustration of Closing Conditions	69

ARTICLE VIII TERMINATION		69
8.1.	Termination by Mutual Consent	69
8.2.	Termination by Either Parent or the Company	69
8.3.	Termination by the Company	69
8.4.	Termination by Parent	70
8.5.	Effect of Termination and Abandonment	70

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ARTICLE IX MISCELLANEOUS AND GENERAL		72
9.1.	Survival	72
9.2.	Modification or Amendment	72
9.3.	Waiver of Conditions	72
9.4.	Counterparts	73
9.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL	73
9.6.	Remedies	74
9.7.	Notices	74
9.8.	Entire Agreement	76
9.9.	No Third-Party Beneficiaries	76
9.10.	Obligations of Parent and of the Company	77
9.11.	Definitions	77
9.12.	Severability	77
9.13.	Interpretation; Construction	77
9.14.	Assignment	78

Annex A—Table of Defined Terms
Exhibit 2.2––Bylaws of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 9, 2013, is by and among Molex Incorporated, a Delaware corporation (the “Company”), Koch Industries, Inc., a Kansas corporation (“Parent”), and Koch Connectors, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

A. The respective boards of directors of each of Parent, Merger Sub and the Company have approved, and declared it advisable, fair to and in the best interests of their respective companies and stockholders to consummate the merger of Merger Sub with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger, upon the terms and subject to the conditions set forth in this Agreement, and have approved and declared advisable this Agreement and the Transactions.

B. The board of directors of the Company has recommended that the Company’s stockholders adopt this Agreement.

C. As a condition to and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders (collectively, the “Principal Stockholders”) are entering into voting and support agreements (collectively, the “Voting Agreements”).

D. After this Agreement has been adopted by the Requisite Company Vote and subject to the satisfaction or waiver of the other conditions set forth in this Agreement, the Merger will occur at the Effective Time, whereby, except as expressly provided in Section 4.1, each issued and outstanding Share immediately prior to the Effective Time will be cancelled and converted into the right to receive the Per Share Merger Consideration.

E. The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

In consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.2. Closing. Unless otherwise mutually agreed in writing between Parent and the Company, the closing of the Merger (the “Closing”) shall take place at the offices of Latham and Watkins LLP, 233 Wacker Drive, Suite 5800, Chicago, Illinois, at 9:00 a.m. (Central Time) on the third business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; provided, however, that if the Closing would otherwise occur within the 10 business day period prior to the date on which the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q would be required to be filed with the SEC, the Closing shall occur on the third business day after the filing by the Company of such report (subject, in each case, to the satisfaction or waiver of such conditions as of the date determined by this proviso). For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Central Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of Chicago.

1.3. Effective Time. As soon as practicable on the Closing Date, Parent and the Company will cause a certificate of merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and will cause to be made all other filings or recordings required under the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be mutually agreed between Parent and the Company in writing and specified in the Delaware Certificate of Merger (the “Effective Time”). If the Secretary of State of the State of Delaware requires any changes in the Delaware Certificate of Merger as a condition to filing or issuing a certificate that the Merger is effective, the parties shall execute any necessary revisions incorporating such changes; provided, such changes are not inconsistent with and do not result in any material change(s) in the terms of this Agreement.

ARTICLE II

CERTIFICATE OF INCORPORATION AND BYLAWS

OF THE SURVIVING CORPORATION

2.1. The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall become the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter duly amended as provided therein or by applicable Law.

2.2. The Bylaws. The Company and the Surviving Corporation shall take all actions necessary such that, at the Effective Time, the bylaws of Company shall be amended to read in their entirety as set forth in Exhibit 2.2 and, as so amended, shall be the bylaws of the Surviving Corporation (the “Bylaws”) until thereafter amended as provided therein or by applicable Law.

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

3.1. Directors. The parties hereto shall take all actions necessary (including procuring resignation letters) so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2. Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, continue as the officers of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company:

(a) Merger Consideration. Each share of common stock, par value $0.05 per share (the “Common Stock”), each share of Class A common stock, par value $0.05 per share (the “Class A Common Stock”), and each share of Class B common stock, par value $0.05 per share (the “Class B Common Stock”), of the Company (collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (x) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company, and in each case not held on behalf of third parties; (y) Shares owned by the Company as treasury stock; and (z) Shares that are owned by stockholders who are entitled to demand, do properly demand, and have not withdrawn such demand for appraisal rights pursuant to, and otherwise complied in all respects with, Section 262 of the DGCL (collectively, “Dissenting Stockholders”) (clauses (x), (y) and (z), collectively, the “Excluded Shares”)) shall be converted into the right to receive an amount equal to $38.50 plus the Dividend Adjustment Amount, in cash, without interest (the “Per Share Merger Consideration”), subject to any required Tax withholdings as provided in Section 4.3, upon surrender of the Certificates or Book-Entry Shares in accordance with Section 4.2. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and any Shares (other than Excluded Shares) held in book-entry form (collectively, “Book-Entry Shares”) shall thereafter represent only the right to receive the Per Share Merger Consideration, subject to any required Tax withholdings as provided in Section 4.3. For purposes of this Agreement, the term “Dividend Adjustment Amount” means an amount equal to (i) $0.24 multiplied by (ii) the quotient of (A) the total number of days elapsed between the first day of the fiscal quarter in which the Closing Date occurs and the Closing Date; and (B)

the total number of days in such fiscal quarter; provided, that such amount shall be rounded down to the nearest whole cent. For the avoidance of doubt, it is acknowledged and agreed that the Dividend Adjustment Amount will not be paid with respect to any fiscal quarter as to which the Company has already declared or paid its regular quarterly cash dividend in accordance with Section 6.1(b)(vii).

(b) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of such Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights under Section 4.2(f) if the holder thereof is a Dissenting Stockholder.

(c) Merger Sub. Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $0.05 per share, of the Surviving Corporation.

(d) Adjustments. If, between the date of this Agreement and the Effective Time, the Common Stock, the Class A Common Stock or the Class B Common Stock shall have been changed into a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, exchange, merger, consolidation or readjustment of shares, stock dividend, stock split, reverse stock split, conversion or other similar change in capitalization, the Per Share Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, that nothing in this Section 4.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

4.2. Exchange of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company (the “Paying Agent”) for the purpose of exchanging Certificates and Book-Entry Shares for the Per Share Merger Consideration. Parent shall pay all costs, fees and expenses incurred in connection with the retention and engagement of the Paying Agent. In connection with the foregoing, Parent and Merger Sub shall enter into a customary paying agent and nominee agreement with the Paying Agent, in a form reasonably acceptable to the Company, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 4.2. Prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent to be held in trust for the holders of Shares an amount in cash sufficient for the Paying Agent to distribute the aggregate Per Share Merger Consideration pursuant to this Article IV. Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Exchange Fund.” The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, that such investments shall be in obligations of, or guaranteed by, the United States of America or rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; provided, further, that no such investment or losses thereon shall affect amounts payable under this Article IV, and Parent shall promptly deposit or cause to be deposited additional cash funds to the Paying Agent for the benefit of the holders of Shares in the amount of any such losses to the extent the Exchange Fund does not have sufficient cash funds to pay the amounts payable under this Article IV. Any interest and other income resulting from such investment shall be the sole and exclusive property of Parent, and no part of such earning shall accrue to the benefit of holders of the Shares.

(b) Exchange Procedures.

(i) Certificates. As soon as practicable after the Effective Time (and in no event later than five days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares (other than Excluded Shares) represented by Certificates: (i) an appropriate and customary letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree; and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.3), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required by the Surviving Corporation to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration in cash as contemplated by this Agreement, except for Certificates representing Shares held by Dissenting Stockholders, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Shares shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depositary Trust Company, an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration that such holder is entitled to receive pursuant to this Article IV. In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depositary Trust Company whose Shares were converted into the right to receive the Per Share Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the

Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.3), and such Book-Entry Shares of such holder shall forthwith be cancelled. As soon as practicable after the Effective Time (and in no event later than five days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depositary Trust Company: (i) an appropriate and customary letter of transmittal, which shall be in such form as Parent and the Paying Agent shall reasonably agree; and (ii) instructions for returning such letter of transmittal in exchange for the Per Share Merger Consideration. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.3), and such Book-Entry Shares so surrendered shall forthwith be cancelled. Payment of the Per Share Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration in cash as contemplated by this Agreement, except for Book-Entry Shares representing Shares held by Dissenting Stockholders, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and to the extend provided by Section 262 of the DGCL.

(c) Transfers; No Further Ownership Rights in Shares. The Per Share Merger Consideration delivered in accordance with the terms of this Article IV upon the surrender of the Certificates (or, automatically, in the case of Book-Entry Shares) shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Shares (other than the right to receive the payments and deliveries contemplated by this Article IV). At the close of business on the day on which the Effective Time occurs, there shall be no further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the Per Share Merger Consideration to which the holder of the Certificate is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund; Abandoned Property; No Liability. Any portion of the Exchange Fund (including cash and the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for one year after the Effective Time shall, at the option of the Surviving Corporation, be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) that has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in

Section 4.3), without any interest thereon, upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)). If, prior to six years after the Effective Time (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Shares (other than Excluded Shares) has not complied with the procedures in Section 4.1(a) to receive payment of the Per Share Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity or group (as such term is used in Section 13 of the Exchange Act) of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in reasonable and customary amount and upon such terms as may reasonably be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will distribute the Per Share Merger Consideration with respect to each Share represented by such lost, stolen or destroyed Certificate.

(f) Appraisal Rights. Shares held by a Dissenting Stockholder shall not be converted into the right to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have withdrawn or lost such Person’s right to appraisal under the DGCL. In lieu of receiving the Per Share Merger Consideration, each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. Notwithstanding the foregoing, if any Dissenting Stockholder fails to perfect or otherwise waives, withdraws or loses such Person’s right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such Person is not entitled to the relief provided by Section 262 of the DGCL, then the right of such Person to be paid the fair value of the Shares owned by such Person shall cease and such Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.3). The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal; and (ii) the opportunity to participate in and the right to control all negotiations and Proceedings with respect to any demand for appraisal under the DGCL. For purposes of this Agreement, the term “Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, investigations, demand letters, notices of violation, mediations, grievances, audits, examinations, assessments or other proceedings. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal by Dissenting Stockholders, offer to settle or compromise or settle or compromise any such demands or approve any withdrawal of any such demands, or agree to do any of the foregoing.

4.3. Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Restricted Shares or Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations promulgated thereunder, or any other applicable state, local or foreign Tax Law. The Company and its Subsidiaries shall cooperate with Parent in coordinating the deduction and withholding of any Taxes required to be deducted and withheld by the Company or any Subsidiary under applicable Tax Law, including payroll Taxes relating to payments made in respect of Company Options or Company Restricted Shares. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity; and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

4.4. Treatment of Stock Plans.

(a) Treatment of Company Options. Immediately prior to the Effective Time, each unvested option granted under the Stock Plans to purchase Shares that is outstanding and unexercised shall vest in full. The Company shall, within 10 business days after the date of this Agreement, provide each holder of any such option that was granted under the 2008 Plan (each, a “2008 Plan Option”) with written notice of such anticipated vesting immediately prior to the Effective Time and such holder’s ability to exercise such holder’s 2008 Plan Option immediately following such vesting, subject to the terms of such 2008 Plan Option and the consummation of the Merger. Each such holder shall be entitled to, on or prior to October 31, 2013, notify the Company of such holder’s intent to exercise such holder’s 2008 Plan Option following such vesting, subject to the terms of such 2008 Plan Option and the consummation of the Merger. To the extent that any such holder notifies the Company of such holder’s intent to exercise such holder’s 2008 Plan Option following vesting (as described above) and such holder’s 2008 Plan Option is so exercised in accordance with the terms thereof, any shares of Class A Common Stock received upon such exercise shall be considered outstanding Shares for all purposes of this Agreement, including the right of the holder thereof to receive the Per Share Merger Consideration in accordance with Article IV, less any required withholding and payroll Taxes. Each option granted under the Stock Plans to purchase Shares that is outstanding and unexercised as of the Effective Time (each, a “Company Option”) shall be canceled, and the holder thereof shall be entitled to receive immediately prior to the Effective Time from the Company, in consideration for such cancellation, an amount in cash equal to the product of(i) the number of Shares subject to such Company Option immediately prior to the Effective Time; and (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share of such Company Option immediately prior to the Effective Time, less any required withholding and payroll Taxes (collectively, the “Option Payments”). No holder of a Company Option that, as of immediately prior to such cancellation, has an exercise price per Share that is equal to or greater than the Per Share Merger Consideration shall be entitled to any payment with respect to such cancelled Company Option. From and after the Effective Time, each Company Option shall no longer be exercisable by the former holder thereof, and shall only entitle such holder to the Option Payment, if any. As soon as practicable following the Closing (but no later than 15 days following the Closing), the Surviving Corporation shall make the Option Payment, if any, due to each holder of a Company Option by a special payroll payment through the Company’s or Parent’s payroll.

(b) Treatment of Restricted Stock. Immediately prior to the Effective Time, to the extent permitted by applicable Law and the applicable Stock Plan, each share of restricted stock granted under the Stock Plans (each, a “Company Restricted Share”) that is outstanding and unvested shall vest in full so as to no longer be subject to any forfeiture or vesting requirements, and, for the avoidance of doubt, shall be considered an outstanding Share for all purposes of this Agreement, including the right of the holder thereof to receive the Per Share Merger Consideration in accordance with Article IV, less any required withholding and payroll Taxes.

(c) Treatment of Company ESPP. The Company shall take all necessary or appropriate action under (and in accordance with) the Company ESPP to provide that, on a date prior to the Closing Date (the “ESPP Termination Date”), (i) all accumulated payroll deductions allocated to each participant’s account under the Company ESPP shall thereupon be used to purchase from the Company shares of Class A Common Stock at the Purchase Price (as defined in the Company ESPP) using the ESPP Termination Date as the final Exercise Date (as defined in the Company ESPP) and, thereafter, all participants’ rights under the Company ESPP shall terminate; and (ii) the Company ESPP will terminate. For the avoidance of doubt, any shares of Class A Common Stock so purchased that remain outstanding as of the Effective Time shall be considered outstanding Shares for all purposes of this Agreement, including the right of the holder thereof to receive the Per Share Merger Consideration in accordance with Article IV, less any required withholding and payroll Taxes.

(d) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary or appropriate (i) to effectuate the provisions of this Section 4.4, including obtaining written consent of optionees holding Company Options granted under the Company’s 1998 Stock Option and Restricted Stock Plan, as amended, for the treatment described in Section 4.4(a) as soon as reasonably practicable following the date of this Agreement; and (ii) to terminate, effective immediately prior to the Effective Time, each of the Stock Plans, to the extent not already terminated or expired.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1. Representations and Warranties of the Company. Except as set forth in (x) the Company Reports filed with or furnished to the Securities and Exchange Commission (the “SEC”) after June 30, 2012 and publicly available at least two business days prior to the date of this

Agreement and only as and to the extent disclosed therein (other than disclosures in any exhibits or schedules thereto that are not press releases filed as an exhibit to such Company Report or in any documents incorporated by reference therein, and other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other disclosures included therein to the extent they are primarily predictive or forward-looking in nature); or (y) the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company on the date of this Agreement (the “Company Disclosure Letter”) (or disclosed in any other section, subsection or clause of the Company Disclosure Letter if it is reasonably apparent from the face of such disclosure or the context in which such disclosure is made that such disclosure shall be deemed to be disclosed with respect to any other section, subsection or clause of this Agreement), the Company hereby represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Good Standing and Qualification. The Company and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its respective jurisdiction of incorporation or organization and has all requisite corporate or similar power and authority to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as currently conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets, properties or the conduct of its business makes such qualification, licensing or good standing necessary, other than where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

As used herein, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the Equity Interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary), or that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act of such Person; (ii) “Equity Interest” means any share, capital stock, partnership, limited liability company, membership or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable with respect thereto or therefor; and (iii) “Material Adverse Effect” means any event, change, effect, occurrence or state of facts that, individually or in the aggregate with all other events, changes, effects, occurrences or states of facts, (x) has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or results of operations of the Company and its Subsidiaries taken as a whole; or (y) prevents or delays beyond the Outside Date, or would be reasonably expected to prevent or delay beyond the Outside Date, consummation of the Merger or the performance by the Company of any of its material obligations under this Agreement; provided, however, that, in the case of clause (x) only, none of the following, and no event, change, effect, occurrence or state of facts, to the extent attributable to the following, shall constitute a Material Adverse Effect or be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(A) (1) the execution of this Agreement and/or the announcement thereof, the pendency or consummation of the Merger and/or the other transactions contemplated by this Agreement (collectively, the “Transactions”); (2) the performance of or compliance with this Agreement by any party with its covenants set forth herein (provided, however, that the exceptions in clauses (1) and (2) in this clause (iii)(A) shall not apply in the context of the representations and warranties in Section 5.1(d)); or (3) taking or not taking any actions at the written request of, or with the express prior written consent of, Parent (including, for purposes of this Section 5.1(a)(iii)(A), any Proceedings brought by or on behalf of the shareholders of the Company arising from or related to any of the foregoing provisions of this Section 5.1(a)(iii)(A) and/or the threatened or actual loss of employees, customers, vendors or suppliers);

(B) changes in the economy, financial markets or economic conditions generally in the United States and/or in any other jurisdiction;

(C) changes that are the result of factors generally affecting the industry or industries in which the Company and/or its Subsidiaries, or any of their customers, vendors or suppliers, or group of their customers, vendors or suppliers, operate;

(D) changes in United States generally accepted accounting principles (“GAAP”) or in any applicable Law after the date of this Agreement;

(E) customary seasonal fluctuations in the business of the Company and the Company’s Subsidiaries;

(F) a decline in the price, or a change in the trading volume, of the Shares on the NASDAQ Global Select Market or the London Stock Exchange (provided, however, that the exception in this clause (iii)(F) shall not apply to the underlying causes giving rise to or contributing to any such decline or change or prevent any of such underlying causes from being taken into account in determining whether a Material Adverse Effect has occurred, except to the extent such underlying causes are otherwise excluded pursuant to any of clauses (iii)(A) through (iii)(E), (iii)(G) or (iii)(H) of this Section 5.1(a));

(G) the failure to meet internal or analysts’ expectations, projections or results of operations (provided, however, that the exception in this clause (iii)(G) shall not apply to the underlying causes giving rise to or contributing to any such failure or prevent any of such underlying causes from being taken into account in determining whether a Material Adverse Effect has occurred except to the extent such underlying causes are otherwise excluded pursuant to any of clauses (iii)(A) through (iii)(F) or clause (iii)(H) of this Section 5.1(a)); and

(H) any outbreak, escalation or occurrence after the date of this Agreement of significant hostilities in which the United States or any other jurisdiction is involved, or any outbreak, escalation or occurrence of acts of war, terrorism or sabotage within the United States or any other jurisdiction;

except, with respect to the items set forth in clauses (iii)(B), (iii)(C), (iii)(D), (iii)(E) and (iii)(H) of this Section 5.1(a)(iii), if any event, change, effect, occurrence or state of facts affects in a materially disproportionate manner, individually or in the aggregate with all other events, changes, effects, occurrences or states of facts, the Company and/or its Subsidiaries when compared to other Persons operating in the comparable industry or industries in which the applicable Company and/or its Subsidiaries operate.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, of which 95,560,076 shares were outstanding and 16,643,540 shares were held in treasury as of the close of business on September 5, 2013 (the “Capitalization Date”), 200,000,000 shares of Class A Common Stock, of which 82,632,980 shares were outstanding and 34,438,054 shares were held in treasury as of the close of business on the Capitalization Date, 146,078 shares of Class B Common Stock, of which 94,255 shares were outstanding and no shares were held in treasury as of the close of business on the Capitalization Date and 25,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”) of which no shares were outstanding or held in treasury as of the close of business on the Capitalization Date and of which no shares of Preferred Stock will be outstanding or held in treasury at any time on or after the Capitalization Date until the Effective Time. All of the outstanding shares of capital stock have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. No shares of Common Stock, Class A Common Stock, or Class B Common Stock are held by a Subsidiary of the Company. The Company has no shares reserved for issuance other than (A) 12,291,700 shares of Class A Common Stock reserved for issuance pursuant to outstanding awards under the Company’s 2008 Stock Incentive Plan, as amended (the “2008 Plan,” and together with the Company’s 1998 Stock Option and Restricted Stock Plan, as amended, the Company’s 2000 Long-Term Stock Plan, as amended, and the Company’s 2005 Incentive Stock Option Plan, as amended, collectively, the “Stock Plans”); (B) 188,829 shares of Class A Common Stock reserved for issuance pursuant to outstanding awards under the 2008 Plan; and (C) 479,673,366 shares of Class A Common Stock reserved for issuance pursuant to outstanding awards under the Company’s Employee Stock Purchase Plan, as amended (the “Company ESPP”). There are no shares of the Company’s capital stock available for future awards under any of the Stock Plans other than the 2008 Plan.

(ii) Section 5.1(b)(ii) of the Company Disclosure Letter sets forth a true and complete list of (A) each holder of Company Options; (B) the number of

Company Options held by each such holder as of the close of business on the Capitalization Date; (C) the number of shares of Class A Common Stock subject to each such Company Option (i.e., the original amount less exercises and any forfeitures); (D) the exercise price, expiration date and vesting schedule of each such Company Option; (E) whether each such Company Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code; and (F) the Stock Plan under which such Company Option was granted. Section 5.1(b)(ii) of the Company Disclosure Letter also sets forth a true and complete list of (1) each holder of an award of Company Restricted Shares;(2) the number of awards of Company Restricted Shares held by each such holder as of the close of business on the Capitalization Date (i.e., the original amount less any forfeitures); (3) the number of Company Restricted Shares subject to each such award of Company Restricted Shares; (4) the vesting schedule of each such award of Company Restricted Shares, including any performance-based vesting conditions; and (5) the Stock Plan under which each such award of Company Restricted Shares was granted. All Company Options and Company Restricted Shares are evidenced by stock option or restricted share agreements, in each case, in the forms set forth in Section 5.1(b)(ii) of the Company Disclosure Letter, and no stock option agreement or restricted share agreement contains any terms that are inconsistent with or in addition to such forms. No outstanding shares of Common Stock, Class A Common Stock, Class B Common Stock or Preferred Stock are subject to vesting restrictions or other risk of forfeiture to the Company under the Stock Plans or otherwise. Each Company Option and each Company Restricted Share may, by its terms, be treated as set forth in Section 4.4. No Company Options or Company Restricted Shares have been granted or agreed to be granted after the Capitalization Date.

(iii) Each option to purchase Shares granted under the Stock Plans, whether or not currently outstanding (each, a “Granted Option”), was duly authorized no later than the date on which the grant of such Granted Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes, and the award agreement governing such grant was duly executed and delivered by each party thereto. Each such grant was made in accordance with the terms of the applicable Stock Plan, the Exchange Act and all other applicable Laws and regulatory rules or requirements, including the rules of the NASDAQ Global Select Market. The per-share exercise price of each Granted Option was equal to the fair market value of a share of Class A Common Stock on the applicable Grant Date (as determined in accordance with the terms of the applicable Stock Plan and, to the extent applicable, Sections 409A and 422 of the Code) and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company Reports in accordance with the Exchange Act and all other applicable Laws. The Company has not knowingly granted, and there is not, and has not been, any Company policy or practice to grant Granted Options prior to, or otherwise coordinate the grant of Granted Options with, the release or other public announcement of material information regarding the Company or any of its Subsidiaries or any of their financial results or prospects. Each Granted Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.

(iv) Each of the outstanding shares of capital stock or other Equity Interests of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, mortgage, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind, including, except as required by applicable securities Law, any restriction on the voting or transfer of any security or other asset and on the possession, exercise or transfer of any other attribute of ownership of any asset (each, a “Lien”), other than Permitted Liens. Except for the Company Options and Company Restricted Shares, there are no preemptive or other outstanding rights, options, warrants, conversion rights, restricted shares, restricted stock units, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, profits interests, Contracts, commitments or rights of any kind (x) to which the Company or any of its Subsidiaries is a party relating to or based on the value of any Equity Interests of the Company or any of its Subsidiaries; or (y) obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other Equity Interests of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Since the close of business on the Capitalization Date, the Company has not issued any shares of its capital stock or other Equity Interests (other than shares of Class A Common Stock issued upon exercise of Company Options in existence on the Capitalization Date). Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations that give the holders thereof the right to vote (or are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter. For purposes of this Agreement, “Permitted Liens” means:

(A) Liens in respect of any liabilities and obligations reflected in the financial statements of the Company and its Subsidiaries included in or incorporated by reference into the Company Reports;

(B) Liens for current Taxes or other governmental charges not yet due or payable or the validity or amount of which is being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP in the Company Reports;

(C) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens that arise or are incurred in the ordinary course of business;

(D) solely with respect to the Owned Real Property and the Leased Real Property, (y) other Liens that do not, individually or in the aggregate, materially impact the operations of the Company or any Subsidiary; and (z) zoning, entitlement, conservation restriction and other land use, building restriction and environmental regulations by Governmental Entities which, individually or in the aggregate, would not reasonably be expected to be material;

(E) Liens securing debt disclosed in the financial statements of the Company and its Subsidiaries included in or incorporated by reference into the Company Reports; and

(F) other Liens levied, assessed or imposed against, or in any manner affecting, the property (tangible or intangible) of the Company and its Subsidiaries that, individually or in the aggregate, would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted.

(v) Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, includes all the Company’s Subsidiaries that, as of the date of this Agreement, are “significant subsidiaries” under Rule 1-02(w) of Regulation S-X of the SEC (each a “Significant Subsidiary” and, collectively, the “Significant Subsidiaries”) and Section 5.1(b)(v) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each other Subsidiary of the Company. Except as required by applicable securities Law, there are no outstanding obligations of the Company or any of its Subsidiaries, or, to the Company’s knowledge, among any security holders of the Company or its Subsidiaries with respect to the Equity Interests of the Company and its Subsidiaries (1) restricting the transfer of; (2) affecting the voting rights of;(3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to; (4) requiring any registration for sale; or(5) granting any preemptive or antidilutive rights with respect to, any shares of the capital stock or other Equity Interests of the Company or any of its Subsidiaries. The Company has delivered or caused to be delivered to Parent true and complete copies of the currently effective certificate of incorporation and bylaws, or equivalent organizational and governing documents, and any amendments thereto, of the Company and each Significant Subsidiary. None of the Company or its

Subsidiaries is in violation of its respective organizational or governing documents, except, solely with respect to Subsidiaries, as would not result in material liability to the Company or its Subsidiaries or otherwise interfere in any material respect with the conduct of the Company’s and its Subsidiaries’ businesses as presently conducted. Other than the Company’s Subsidiaries, as set forth in Section 5.1(b)(v) of the Company Disclosure Letter, and any acquisitions permitted under Section 6.1(b), the Company and its Subsidiaries do not directly or indirectly, beneficially or of record, own any Equity Interests in any other Person, or have any obligations or have made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

(c) Corporate Authority; Approval and Opinion of Financial Advisor.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other Transactions, subject, in the case of the consummation of the Merger only, to adoption of this Agreement by the holders of (A) a majority of the issued and outstanding shares of Common Stock voting separately as a class; and (B) a majority of the issued and outstanding shares of Class B Common Stock voting separately as a class, at a stockholders’ meeting duly called and held for such purpose (clauses (A) and (B), together, the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The board of directors of the Company, at a meeting duly called and held, duly adopted resolutions that (A) determined that the terms of this Agreement and the Merger and the other Transactions, on the terms and subject to the conditions set forth in this Agreement, are fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other Transactions and recommended adoption of this Agreement to the holders of Shares (the “Company Recommendation”); (B) directed that this Agreement be submitted to the holders of the issued and outstanding shares of Common Stock and Class B Common Stock for their adoption as promptly as practicable; and (C) authorized and approved the execution, delivery and performance of this Agreement and the Merger and the Transactions by the Company. As of the date of this Agreement, none of the foregoing resolutions have been amended, rescinded or modified in any respect. The board of directors of the Company received the written opinion of Goldman, Sachs & Co., to the effect that, as of the date of such opinion, the aggregate Per Share Merger Consideration to be received by the holders of Shares in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders

(other than Parent and its Subsidiaries) (the “Company Fairness Opinion”), and the Company Fairness Opinion has not been modified, revoked or rescinded in any respect as of the date of this Agreement.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than (A) the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting (such proxy statement, as it may be amended or supplemented from time to time, the “Proxy Statement”); (B) (1) the filing of a Notification and Report Form by the Company pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”) and the termination or expiration of the waiting period required thereunder; (2) such filings set forth in Section 5.1(d)(i)(B) of the Company Disclosure Letter that the Company has determined in good faith, after consultation with Parent and outside counsel, are necessary to obtain the receipt, termination or expiration, as applicable, of approvals or waiting periods required under all other applicable Antitrust Laws of any jurisdiction; and (3) any other filings necessary to obtain the receipt, termination or expiration, as applicable, of approvals or waiting periods required under all other applicable Antitrust Laws of any jurisdiction that result from any facts and circumstances relating to Parent or its Affiliates, including Merger Sub (other than the identity of Parent and its Affiliates, including Merger Sub, and other facts and circumstances relating to Parent and its Affiliates, including Merger Sub, known by the Company or its outside antitrust counsel prior to the date of this Agreement) ((B)(1), (B)(2) and (B)(3) above, collectively, the “Antitrust Consents”); (C) filings required by the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and state securities, takeover and “blue sky” Laws; (D) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware; and (E) any notice pursuant to the rules and regulations of the NASDAQ Global Select Market, the UK Financial Conduct Authority (together with its predecessor entity the Financial Services Authority, the “FCA”) or the London Stock Exchange (including the Listing Rules and the Disclosure and Transparency Rules issued by the FCA) (collectively, the “Other Governmental Consents”), and assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 5.2(d), no notices, reports, declarations, submissions or other filings are required to be made with, nor are any consents, registrations, approvals, Licenses, permits, Orders or authorizations required to be obtained from (collectively, “Consents”), any supranational, national, federal, state, county, provincial, municipal, local or other political subdivision, whether domestic or foreign, of any governmental, quasi-governmental or regulatory authority, agency, commission, body, division, department, bureau, court or other legislative, executive, judicial, taxing or administrative governmental entity, organized securities exchange or arbitral tribunal of competent jurisdiction (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other Transactions, except as may result from any facts or circumstances relating to Parent or its

Affiliates, including Merger Sub (other than the identity of Parent and its Affiliates, including Merger Sub, and other facts and circumstances relating to Parent and its Affiliates, including Merger Sub, known by the Company or its outside antitrust counsel prior to the date of this Agreement) and those that the failure to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act of 1914, Council Regulation (EC) No. 139/2004 of 20th January 2004 on the control of concentrations between undertakings, and all other supranational, national, federal, state, county, provincial, municipal, local, foreign statutes and other statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and all other Laws designed or intended to require advance notification or approval of, or otherwise prohibit, restrict or regulate, a merger or other transaction that may be deemed to have the purpose or effect of monopolizing or restraining trade or lessening competition through merger or acquisition.

(ii) The execution, delivery and performance of this Agreement by the Company do not and the consummation by the Company of the Merger and the other Transactions will not (with or without notice or lapse of time, or both), constitute or result in (A) a breach or violation of, or a default under, or conflict with the certificate of incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries, except, solely with respect to Subsidiaries, as would not result in material liability to the Company or its Subsidiaries or otherwise interfere in any material respect with the conduct of the Company’s and its Subsidiaries’ businesses as presently conducted; or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination), modification, cancellation, creation or acceleration of any obligation, loss of a benefit under, default under, or the creation of a Lien, other than a Permitted Lien, on any of the assets of the Company or any of its Subsidiaries pursuant to any Contract or License to which the Company or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected, except, for purposes of this clause (B), as may result from any facts or circumstances relating to Parent or its Affiliates, including Merger Sub (other than the identity of Parent and its Affiliates, including Merger Sub, and other facts and circumstances relating to Parent and its Affiliates, including Merger Sub, known by the Company prior to the date of this Agreement); or (C) assuming compliance with the matters referred to in Section 5.1(d)(i), a violation or conflict under any Law to which the Company or any of its Subsidiaries, or any of their respective properties or assets, is subject, except, with respect to clauses (B) and (C), for any such breach, violation, termination, modification, cancellation, creation, acceleration, loss or default that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, the term “Contract” means any agreement, arrangement, commitment, understanding, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, understanding, policy, purchase and sales order, quotation or other commitment to which a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject, whether oral or written, express or implied.

(e) Company Reports; Internal Controls and Sarbanes-Oxley; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act since June 30, 2011, together with all certifications with respect thereto required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such filed or furnished forms, statements, certifications, reports and documents, including any amendments thereto, collectively, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied (or with respect to Company Reports filed after the date hereof, will comply) as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, any rules and regulations promulgated thereunder applicable to the Company Reports and the listing and corporate governance rules and regulations of the NASDAQ Global Select Market. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has delivered, or caused to be delivered, to Parent true and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since June 30, 2011. To the knowledge of the Company, none of the Company Reports is the subject of ongoing SEC review or outstanding SEC comment (other than with respect to the Proxy Statement). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(ii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and its Subsidiaries. Such disclosure controls and procedures are designed to ensure that material information relating to the Company is made known to the individuals responsible for the preparation of the Company’s filings with the SEC on a timely basis. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) and since June 30, 2008 has disclosed to the Company’s auditors and the audit committee of the board of directors of the Company (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information; and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act and, to the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Since June 30, 2008, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received any complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in material and questionable accounting or auditing practices. Since June 30, 2008, no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents, to the current board of directors of the Company or any committee thereof or to any current director or executive officer of the Company.

(iii) (A) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports including the related notes where applicable (as restated or adjusted in financial statements included in or incorporated by reference into the Company Reports) fairly presents, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date; and (B) each of the consolidated statements of comprehensive income, changes in stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the Company Reports including any related notes where applicable (as restated or adjusted in financial statements included in or incorporated by reference into the Company Reports), fairly presents, in all material respects, the results of operations and cash flows, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), and each of the foregoing financial statements was prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or, in the case of unaudited statements, as permitted by Form 10-Q.

(iv) Without limiting the generality of Sections 5.1(e)(i) through 5.1(e)(iii), (A) Ernst & Young LLP has not resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure; and (B) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since June 30, 2010, no enforcement action has been initiated or, to the knowledge of the Company, threatened in writing against the Company by the SEC relating to disclosures contained in any Company Report.

(v) The Company has filed with or furnished to the FCA, and has published, on a timely basis, true and complete copies of all forms, reports, schedules, statements and other documents required to be so filed, furnished or published since June 30, 2011, which such documents comply as to form in all material respects with the Listing Rules, the Prospectus Rules or the Disclosure and Transparency Rules issued by the FCA (collectively, the “FCA Rules”) (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, collectively, the “Company FCA Documents”). As of their respective filing or publication date (or, if amended or superseded by a document filed or published prior to the date of this Agreement, then on such filing or publication date), the Company FCA Documents complied in all material respects with the applicable requirements of the UK Financial Services and Markets Act 2000 and the FCA Rules, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company FCA Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) Absence of Certain Changes. Except for matters relating to the Merger or other Transactions, since June 30, 2013, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice; (ii) there has not been any change in the financial condition or results of operations of the Company and its Subsidiaries, or any event, change, effect, occurrence or state of facts that, individually or in the aggregate with all other events, changes, effects, occurrences or states of facts, has had or would reasonably be expected to have a Material Adverse Effect; and (iii) there has not been any action taken by the Company or any of its Subsidiaries since June 30, 2013 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.1(b)(iii), (b)(v), (b)(vi), (b)(vii), (b)(viii), (b)(xii), (b)(xiii) and (b)(xv).

(g) Proceedings and Liabilities.

(i) There are no civil, criminal, administrative, or other Proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (including by virtue of indemnification or otherwise), or any director, officer or employee (in his or her capacity as such) of the Company or any of its Subsidiaries that (A) would, individually or in the aggregate, if determined adversely to the Company or any of its Subsidiaries, result in material liability to the Company or any of its Subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted; or (B) as of the date of this Agreement, challenges the validity or propriety of the Merger or otherwise seeks to prevent or materially delay consummation of the Merger or performance by the Company of any of its material obligations under this Agreement. As used herein, the terms “to the Company’s knowledge,” “to the knowledge of the Company” or “known by the Company” mean the actual knowledge of the persons set forth in Section 5.1(g)(i) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, decision, writ, injunction, decree, stipulation, legal or arbitration award, ruling or other finding or agency requirement (collectively, “Orders”) of, or promulgated or issued by or with (or settlement or consent agreement subject to) any Governmental Entity that, individually or in the aggregate, (I) has resulted, or would reasonably be expected to result, in material liability to the Company or any of its Subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted; or (II) as of the date of this Agreement, challenges the validity or propriety of the Merger or otherwise seeks to prevent or materially delay consummation of the Merger or performance by the Company of any of its material obligations under this Agreement.

(ii) Except (A) (1) as of the date of this Agreement, as reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date of this Agreement; and (2) as of the Closing Date, as reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the Closing Date; (B) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2013; (C) for obligations or liabilities for Taxes incurred in the ordinary course of business which have been paid, or are not yet due and payable or are being contested in good faith, and in each case for which adequate reserves have been established in accordance with GAAP; or (D) for liabilities or obligations incurred under this Agreement or in connection with the Transactions, including the Merger, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations required by GAAP to be reflected or reserved against on a consolidated balance sheet of the Company (or the notes thereto) in order for such balance sheet to fairly and completely present the Company’s financial position in all material respects.

(h) Personal Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the Company or its applicable Subsidiary own or lease all of the personal property reflected in the most recent consolidated balance sheet of the Company filed or incorporated by reference in the Company Reports prior to the date of this Agreement, other than (i) personal property sold or otherwise disposed of in the ordinary course of business since June 30, 2013; (ii) molds, tooling or other similar property owned by customers of the Company or its Subsidiaries; and (iii) Intellectual Property (collectively, the “Personal Property”). The Company or its applicable Subsidiary has, and immediately following the Effective Time will continue to have, good and valid title to all material owned Personal Property, and good and valid leasehold interests in all material leased or subleased Personal Property, in each case, free and clear of any Liens, other than(A) Permitted Liens; (B) Liens created as a result of actions or omissions by Parent or Merger Sub after the date of this Agreement; and (C) Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(i) Employee Benefits and Employees.

(i) Section 5.1(i)(i) of the Company Disclosure Letter sets forth an accurate and complete list of each material Benefit Plan. For purposes of this Agreement, “Benefit Plans” shall mean all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not covered by ERISA) or “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, in each case covering current or former employees, directors or consultants of the Company or any of its Subsidiaries, and each other benefit or compensation plan, program, policy, practice, Contract, agreement or other arrangement providing retirement, severance, termination or change in control payments, deferred compensation, vacation, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, in each case, which is maintained or contributed to, or required to be maintained or contributed to, or with respect to which any potential liability, whether absolute or contingent, is borne by the Company or any of its Subsidiaries. For purposes of this Agreement, the term “plan,” when used with respect to a Non-U.S. Benefit Plan, shall mean a “scheme” or other employee benefit program or arrangement in accordance with specific country usage. For purposes of this Agreement, the term “Non-U.S. Benefit Plan” means each Benefit Plan that is not a U.S. Benefit Plan, including each Benefit Plan maintained primarily for the benefit of employees outside of the United States and the term “U.S. Benefit Plan” means each Benefit Plan that is maintained primarily for the benefit of employees within the United States.

(ii) With respect to all Benefit Plans, the following have been made available to Parent by the Company: (A) correct and complete copies of all material Benefit Plans and any amendments thereto; (B) written summaries of any material Benefit Plan not in writing and all related trust documents; (C) all material insurance contracts or other material funding arrangements to the degree applicable; (D) the two most recent annual Forms 5500 (including any applicable schedules and attachments thereto) and annual financial reports for the Benefit Plans (where required) and, for Non-U.S. Benefit Plans, the most recently prepared audited financial statements required to be prepared under applicable Laws or GAAP; (E) the most recent determination or opinion letter from the Internal Revenue Service (the “IRS”) (where required); (F) the most recent summaries or communications to employees describing the terms of a Benefit Plan, including the most recent summary plan descriptions, summary of benefits and coverage and summaries of material modifications for the material Benefit Plans, and any other summaries or communications to employees distributed within the last year describing the terms of a Benefit Plan; and (G) for any defined benefit Benefit Plans and post-retirement health and welfare benefits, the most recent actuarial valuation.

(iii) Each U.S. Benefit Plan, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), has been established, operated and administered in compliance with its terms, applicable Laws, including ERISA and the Code, and any collective bargaining, union, labor or similar Contract, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each such U.S. Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code and any related trust agreement that is intended to be tax exempt under Section 501(a) of the Code have received a timely favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and, to the knowledge of the Company, nothing has occurred with respect to any such U.S. Benefit Plan or trust that would reasonably be expected to cause the loss of such “qualified” or “exempt” status, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(iv) (A) There has not been any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to a material Tax or penalty on prohibited transactions imposed by ERISA or Section 4975 of the Code. Except for any Equity Interests of the Company reserved for issuance under the Stock Plans and the Company ESPP, no Equity Interest of the Company or any of its Subsidiaries is or was a part of the assets of, or was granted, issued under or available for issuance under, any Benefit Plan. For purposes of this Agreement, “ERISA Affiliate” means all Persons (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(B) Neither the Company, any of its Subsidiaries nor any ERISA Affiliate (w) maintains or contributes to or has within the past six years maintained or contributed to any Benefit Plan that is subject to Subtitles C or D of Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (x) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a Multiemployer Plan; (y) has or could reasonably be expected to have any material liability, contingent or otherwise, under Title IV of ERISA with respect to any Benefit Plan; or (z) maintains or contributes to or has within the past six years maintained or contributed to a “multiple employer plan” (within the meaning of ERISA and the Code) or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(C) There is no pending or, to the knowledge of the Company, threatened Proceedings relating to the U.S. Benefit Plans except for claims for benefits which are payable in the ordinary course or that would, individually or in the aggregate, result in a material liability to the Company or any of its Subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any U.S. Benefit Plan or collective bargaining agreement or as required by applicable Law.

(D) Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code or any similar state Law with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or the corresponding provision of any state Law.

(E) Except as may be required by applicable Law, neither the Company nor any of its Subsidiaries has any plan or commitment to create any additional material Benefit Plans, or to amend or modify any existing material Benefit Plan in such a manner as to increase the cost of such Benefit Plan to the Company or any Subsidiary.

(F) None of the Company or any Subsidiary has entered into (or agreed to enter into) any Contract, agreement or arrangement with any officer or director of the Company or any Subsidiary in connection with or in contemplation of the Merger.

(G) No payment or other entitlement which is or may be made to any Person, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be expected to be characterized as an “excess parachute payment” under Section 280G of the Code. No Benefit Plan or other agreement provides any Person with any amount of additional compensation or gross-up if such individual is provided with amounts subject to excise, penalty or additional Taxes imposed under Section 409A or 4999 of the Code and neither the Company nor any of its Subsidiaries has any contractual obligation to, or agreement with, any individual to cause a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code to comply with Section 409A of the Code.

(H) All Non-U.S. Benefit Plans have been established, operated and administered in compliance with their terms, applicable local Law, and any collective bargaining, union, labor or similar Contract, and all employer and employee contributions to each Non-U.S. Benefit Plan required by applicable Laws or the terms of such Non-U.S. Benefit Plan have been timely made or, if applicable, accrued in accordance with customary accounting practices. The Company and its Subsidiaries have no unfunded liabilities with respect to any Non-U.S. Benefit Plan and no material liability exists or reasonably could be imposed upon the assets of the Company or any of its Subsidiaries by reason of any Non-U.S. Benefit Plan. To the extent any Non-U.S. Benefit Plan is intended to qualify for special tax treatment, it meets all requirements for such treatment and, to the extent any Non-U.S. Benefit Plan is required to be registered with a Governmental Entity, it is maintained in good standing with such Governmental Entity. There are no pending or, to the knowledge of the Company, threatened Proceedings relating to Non-U.S. Benefit Plans except for claims for benefits which are payable in the ordinary course.

(v) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby will (alone or in conjunction with any other event, including any termination of employment on or following the Closing) (A) entitle any current or former employees, directors or consultants of the Company or any of its Subsidiaries to any compensation or benefit; (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other obligation under any Benefit Plan; or (C) result in any breach or violation of or default under, or limit the Company’s right to amend, modify or terminate, any Benefit Plan.

(vi) Each of the Company and its Subsidiaries is in material compliance in all respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits and wages and hours (including with respect to the classification of Persons as independent contractors rather than employees and the inclusion or exclusion of Persons who have performed services for the Company or any of its Subsidiaries from participation in any Benefit Plan).

(vii) Neither the Company nor any of its Subsidiaries is a party to any Contract regarding collective bargaining or other Contract with any labor union or association or works council representing any employee or other service provider of the Company or any of its Subsidiaries, nor does any labor union or collective bargaining agent or works council or employee representative congress represent any employee or other service provider of the Company or any of its Subsidiaries. There is no pending or, to the knowledge of the Company, threatened, and during the past five years have not been any, (A) material labor strike, slow-down, work stoppage or arbitration involving the Company or any of its Subsidiaries; (B) union organizing activities concerning any employees or other service providers of the Company or any of its Subsidiaries; or (C) except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, unfair labor practice charges or complaints.

(viii) The Company and its Subsidiaries have completed the works council and trade union notifications and consultations they are required by applicable Laws to have completed prior to the date hereof in connection with this Agreement, the Transactions and their respective effects and shall have complied with all other notification, consultation and similar obligations (whether statutory or contractual) of the Company and its Subsidiaries required to be complied with by them prior to the date hereof in connection with this Agreement, the Transactions and their respective effects.

(j) Compliance with Laws; Licenses; Regulatory Matters.

(i) Since June 30, 2008, the Company and its Subsidiaries have not been, and are not, in conflict with, default under or in violation of, or charged by any Governmental Entity or third party with a violation of or non-compliance with, any supranational, national, federal, state, county, provincial, municipal, local, foreign or common law, statute, treaty, ordinance, judgment, decree, injunction, writ, certificate, notice, by-law, regulation, arbitration award or finding, ordinance, or any rule, policy, guidance, regulation, standard, License of, or other requirements, policies or instruments, issued, promulgated, adopted or entered into by or with, any Governmental Entity (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, that would reasonably be expected to result in material liability to the Company or any of its Subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted. Since June 30, 2008, no written notice, charge, allegation or assertion has been received by the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any actual or potential violation of or non-compliance with any of the foregoing. Neither the Company nor any of its Subsidiaries is, or since June 30, 2008 has been, the subject of a Proceeding or review, or, to the knowledge of the Company, any threatened Proceeding or review, by any Governmental Entity with respect to the Company or any of its Subsidiaries, where such Proceeding or review, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to result in material liability to the Company or any of its Subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted.

(ii) The Company and each of its Subsidiaries (A) has obtained all permits, licenses, certifications, approvals, registrations, consents, authorizations, restrictions, certificates, Orders, clearances, franchises, variances, exemptions and orders issued or granted by a Governmental Entity or third party (collectively, “Licenses”) necessary for it to own, lease or operate its properties, rights and other assets and to conduct its business and operations as presently conducted; (B) is and since June 30, 2008 has been in compliance with all such Licenses; and (C) all such Licenses are valid and in full force and effect, except, in the case of clauses (B) and (C), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. No suspension, modification (except for any modification that would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted), revocation or cancellation of any of the Licenses is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company as of the date hereof, do reasonable grounds exist for any such action.

(iii) Neither the Company nor any of its Subsidiaries, nor any of their respective Representatives (in their capacities as such), since June 30, 2008 (A) has violated any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected that would result, or would reasonably be expected to result, in the imposition of a criminal sentence, criminal penalty or criminal fine or other criminal liability with respect to the Company, any of its Subsidiaries or any of their respective Representatives (in their capacities as such) (any such Law, a “Criminal Law”); or (B) has been charged by any Governmental Entity with any such violation of any Criminal Law. To the knowledge of the Company, as of the date hereof, there are no other such violations or charges with respect to the Company, any of its Subsidiaries or any of their respective directors, officers or employees (in their capacities as such). To the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives (in their capacities as such), is or since June 30, 2008 has been, the subject of an investigation (including any request for information or subpoena request with respect thereto) regarding the actual or potential violation of any Criminal Law, nor has any such investigation been threatened in writing, by any Governmental Entity with respect to the Company or any of its Subsidiaries, or any of their respective directors, officers or employees (in their capacities as such), where such investigation, if determined adversely to the Company, any of its Subsidiaries, or any of their respective directors, officers or employees (in their capacities as such), would reasonably be expected to result in the imposition of a criminal sentence, criminal penalty or criminal fine, or other criminal liability with respect to the Company, any of its Subsidiaries or any of their respective directors, officers or employees (in their capacities as such).

(k) Material Contracts.

(i) Section 5.1(k)(i) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of each Contract to which the Company or any of its Subsidiaries is a party or which binds or affects their respective properties or assets, and which falls within any of the categories listed below (each Contract of the type described in this Section 5.1(k)(i) and Sections 5.1(i)(i) and (i)(vii) of the Company Disclosure Letter, together with this Agreement, the Contracts filed, or incorporated by reference, as exhibits to the Company Reports and each Contract entered into after the date of this Agreement that, if existing on the date hereof, would be of the type described in this Section 5.1(k)(i) or Sections 5.1(i)(i) and (i)(vii) of the Company Disclosure Letter is referred to herein as a “Material Contract”):

(A) (1) any Contract that limits or purports to limit, curtail or restrict, in any respect, the freedom of the Company, any of its Subsidiaries or any of the Company’s current or future Affiliates (including Parent and its Affiliates after the Effective Time) to engage in any line of business, compete with any Person or purchase, sell, supply or distribute any product or service, in each case, in any geographic area; or (2) any material Contract that includes “take or pay,” “requirements” or other similar provisions obligating a Person to provide the quantity of goods or services required by another Person, except for any Contract that may be cancelled without penalty or termination payments by the Company and/or its Subsidiaries upon notice of 60 days or less;

(B) any joint venture, partnership, strategic alliance partnership, limited liability or other similar agreement or arrangement related to the formation, creation, operation, management or control of any partnership or joint venture in which the Company or any of its Subsidiaries owns any interest, except for any such Contract exclusively between or among the Company and any wholly-owned Subsidiary of the Company;

(C) any Contract (other than any Contract with a Significant Customer or Significant Supplier) that involves aggregate expenditures or receipts in excess of $75,000,000, except for any Contract that may be cancelled without penalty or termination payments by the Company and/or its Subsidiaries upon notice of 60 days or less;

(D) any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company of any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of any material assets or businesses;

(E) any Contract for any acquisition or sale of a Person or any division thereof (whether of equity or of assets or liabilities) (1) with a purchase price in excess of $25,000,000 entered into since June 30, 2008; (2) that contains ongoing “earn-out” or other contingent payment obligations; or (3) that contains ongoing indemnification obligations (excluding customary indemnification as to title, authority and other fundamental representations);

(F) any Contract relating to indebtedness for borrowed money or any financial guaranty (including any guaranty by the Company or its Subsidiaries of any obligations of any third party) (1) in excess of $50,000,000 individually; or (2) relating to the creation of any Lien, other than Permitted Liens, with respect to any material asset of the Company or any of its Subsidiaries;

(G) each lease, sublease, license or Ground Lease for each Material Leased Real Property;

(H) any Contract with any Significant Customer or Significant Supplier;

(I) any Contract with any Governmental Entity;

(J) any Contract with respect to Intellectual Property that is material to the conduct of the Company’s business, as presently conducted;

(K) any employment, retirement, consulting, management, severance, change of control, retention, termination, indemnification or similar compensation or benefits Contract with any director, officer, employee, consultant or independent contractor which Contract provides for aggregate compensation from the Company or any of its Subsidiaries in excess of $1,000,000; except for (1) any such Contract required by applicable Law in any jurisdiction outside the United States; (2) any such employment or consulting Contract with annual payments that do not exceed $100,000; and (3) any such consulting Contract with a Person other than a director, officer, employee or former employee of the Company entered into in the ordinary course of business consistent with past practice; or

(L) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(ii) Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, each of the Material Contracts is a valid, binding and enforceable obligation of the Company or its

Subsidiaries, as the case may be and, to the knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception, in accordance with its terms and is in full force and effect, and the Company and each of its Subsidiaries (to the extent they are party thereto or bound thereby) and, to the Company’s knowledge, each other party thereto, has performed in all material respects all obligations required to be performed by it under each Material Contract. Except for matters that, individually or in the aggregate, would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted, (A) the Company and each of its Subsidiaries is not (with or without notice, lapse of time or both) in breach or default under any Material Contract; (B) to the knowledge of the Company, no other party to any Material Contract is (with or without notice, lapse of time or both) in breach or default in any material respect thereunder; and(C) neither the Company nor any of its Subsidiaries has received written notice from any other party to any Material Contract, and otherwise the Company has no knowledge, of any intention to cancel or terminate such Material Contract.

(l) Real Property.

(i) The Company or its applicable Subsidiary has good, valid and marketable fee simple title to each parcel of real property and interests in real property, including any improvements, buildings or other structures thereon, and all buildings and improvements on any parcel of real property leased, used or occupied pursuant to a Ground Lease, owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”), free and clear of any Liens, other than (A) Permitted Liens; and (B) Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Section 5.1(l)(i) of the Company Disclosure Letter sets forth a true and complete list of all Owned Real Property.

(ii) The Company or its applicable Subsidiary has good and valid leasehold, subleasehold, license or other contractual interest, as applicable, in each material parcel of real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries (other than Owned Real Property), including any improvements, buildings or other structures thereon (collectively, the “Leased Real Property”), free and clear of any Liens, other than (A) Permitted Liens; and (B) Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. None of the Company or any of its Subsidiaries has received a notice of default under any lease or sublease with respect to any Leased Real Property, except for breaches that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Section 5.1(l)(ii) of the Company Disclosure Letter sets forth a true and complete list of Leased Real Property (including its address) (1) at which any product of the Company or any of its Subsidiaries is manufactured; or (2) that is leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries pursuant to (x) any ground lease or similar Contract for the lease, use, or occupancy of real property upon which the Company or any of its Subsidiaries has constructed, or has the right to construct, buildings or other improvements (a “Ground Lease”); or (y) any Contract with annual lease payments of more than $10,000,000 (collectively, the “Material Leased Real Property”).

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and there are no such Proceedings threatened, affecting any portion of the Owned Real Property or the Leased Real Property; (B) neither the Company nor any of its Subsidiaries has received written notice of the existence of any pending Proceeding, and, to the knowledge of the Company, there is no such Proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Owned Real Property and the Leased Real Property; (C) all buildings, structures, improvements and fixtures located on, under, over or within the Owned Real Property and the Leased Real Property are structurally sound, are in a state of good operating condition and repair, subject to reasonable wear and tear, and are sufficient for the ordinary conduct of business as currently conducted; and (D) each parcel of the Owned Real Property and the Leased Real Property is in compliance with all existing Laws applicable to such parcel of the Owned Real Property and the Leased Real Property.

(m) Takeover Statutes. The board of directors of the Company has taken all actions necessary to render inapplicable to this Agreement, the Voting Agreements, the Merger and the other Transactions the restrictions on business combinations contained in Section 203 of the DGCL and all takeover-related provisions set forth in the certificate of incorporation or bylaws of the Company (including Article Thirteenth of the certificate of incorporation of the Company), without any further action on the part of the stockholders or the board of directors of the Company. No other Takeover Laws apply or purport to apply to the Merger or any other transaction contemplated by this Agreement or the Voting Agreements other than as a result of any facts or circumstances relating to Parent or its Affiliates, including Merger Sub (other than the identity of Parent and its Affiliates, including Merger Sub, and other facts and circumstances relating to Parent and its Affiliates, including Merger Sub, known by the Company prior to the date of this Agreement). The Company does not have any stockholders rights plan, “poison pill” or similar arrangement in effect.

(n) Environmental Matters. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries are now and for the last five years have been in compliance with all applicable Environmental Laws and each has all Environmental Permits necessary for the conduct and operation of the business now being conducted; (ii) neither the Company nor any of its Subsidiaries nor any other Person (during the period of the Company’s or any of its Subsidiaries’ ownership, occupation or use thereof), has released any Hazardous Materials on, under or emanating from any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, and to the knowledge of the Company, none of the Company or any of its Subsidiaries has transported or arranged for the transport of Hazardous Materials to any off-site location, except, in each case, in full compliance with all applicable Environmental Laws and Environmental Permits; (iii) none of the Company or any of its Subsidiaries have entered into or agreed to any consent order, decree or Contract, or are subject to any judgment, settlement, agreement or Order relating to compliance with or liability under any Environmental Law; and (iv) there are no administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices, investigations, reviews or Proceedings pending or, to the knowledge of the Company, threatened regarding any release or threatened release of Hazardous Materials or alleged, actual or potential violation of, or non-compliance with, any Environmental Law or Environmental Permit, including any of the foregoing (A) by Governmental Entities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law or Environmental Permit; and (B) by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety, natural resources or the Environment. To the Company’s knowledge, the Company has made available true and complete copies of all Phase I and Phase II environmental site assessments prepared in the past five years and in possession or control of or reasonably available to the Company or any of its Subsidiaries pertaining to any property currently or formerly owned or leased by the Company or any of its Subsidiaries.

For the purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environment” means soil, water (including navigable waters, oceans, streams, ponds, reservoirs, drainage basins, wetlands, surface waters, ground waters, drinking waters and water vapor), land, stream sediments, surface or subsurface strata, ambient air, indoor air, noise, plant life, animal life and all other environmental media or natural resources including any material or substance used in the physical structure of any improvement, building or other structure.

“Environmental Laws” means any Laws, Licenses, intergovernmental agreements, or Orders which regulate, impose liability or responsibility for or otherwise relate to: (x) the protection, preservation, clean up or restoration of the Environment or natural resources; (y) the registration, labeling, manufacture, handling, use, treatment, placing on the market, storage, transportation, trans boundary movement, presence, collection, disposal, release or threatened release of any chemicals, substances, preparations or Hazardous Materials; or (z) the health and safety of persons or property, including protection of the health and safety of employees.

“Environmental Permits” means any permit, approval, identification number, license or other authorization or License required under any Environmental Law.

“Hazardous Materials” means (x) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, mold, greenhouse gasses, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances; and (y) any other chemical, material, substance, waste, pollutant or contaminant that could result in liability under, or that is prohibited, limited, controlled or regulated by or pursuant to, any Environmental Law.

(o) Taxes.

(i) All income, franchise and other material Tax Returns that are required to be filed by the Company or any of its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings); all such Tax Returns are complete and accurate in all material respects, and all income, franchise and other material amounts of Tax due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Returns) have been duly and timely paid (after giving effect to any valid extensions of time in which to make such filings or payments), except with respect to matters contested in good faith and for which adequate reserves have been established and maintained in accordance with GAAP. The Company has delivered or made available to Parent true and complete copies of all income Tax Returns of each of the Company and its Subsidiaries most recently filed with federal Governmental Entities in Japan, the People’s Republic of China, the Republic of Korea and the United States. No written claim that could give rise to Taxes has been made to the Company or any of its Subsidiaries within the previous six years by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns.

(ii) Since the date of the most recent Company consolidated balance sheet included in the Company Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

(iii) The Company and each of its Subsidiaries have complied in all material respects with applicable Law (including any record-keeping and documentation requirements related to sales tax and escheat and unclaimed property) related to withholding and payment of Taxes, including Taxes required to be withheld and timely paid to the appropriate authorities with respect to amounts paid to any third party (including income, social security and employment Tax withholding for all types of compensation).

(iv) No issues that have been raised by the relevant taxing authority in writing in connection with any examination of the Tax Returns referred to in clause (i) above are currently pending, and no such Tax Return is currently the subject of any Proceeding by any taxing authority nor has the Company or any of its Subsidiaries received any written notice from a taxing authority that it intends to conduct any such Proceeding. There are no matters under discussion with any Governmental Entities with respect to Taxes other than matters that have been disclosed in the Tax Returns provided to Parent prior to the date hereof or the financial statements of the Company or any of its Subsidiaries contained in the Company Reports or otherwise provided to Parent prior to the date hereof. All deficiencies asserted or assessments made for Taxes, if any, have been paid in full, settled or withdrawn. None of the Company or any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency which waiver has not expired or been terminated. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been sought from, entered into or issued by any Governmental Entity with respect to the Company or any of its Subsidiaries within the previous six years that could materially increase the amount of Taxes of the Company or any of its Subsidiaries.

(v) Neither the Company nor any of its Subsidiaries is a party to any Contract providing for the allocation, sharing of or indemnification for Taxes with a Person other than the Company or a wholly-owned Subsidiary.

(vi) There are no Liens on any assets of any of the Company or any of its Subsidiaries for Taxes other than Liens for current Taxes not yet due and payable.

(vii) Neither the Company nor any of its Subsidiaries (A) has engaged in any transaction that gives rise to a disclosure obligation as a “reportable transaction” (other than a “loss transaction”) under Section 6011 of the Code and Treasury Regulations thereunder during any open tax periods which have not been properly disclosed on a Tax Return delivered or made available to Parent; (B) has ever been a member of any consolidated, combined, unitary or similar Tax group other than a group of which the Company is the common parent; or(C) has any material liability for the Taxes of any Person (other than the Company or any of its wholly-owned Subsidiaries) as a transferee or successor, or otherwise.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) means all income, profits, franchise, gross receipts, capital, net worth sales, transfer, inventory, environmental, customs duty, capital stock, severances, stamp, occupation, payroll, sales, employment, social security, unemployment, disability, use, property, withholding, excise, escheat or unclaimed property, production, value added, license, occupancy and other taxes, fees, levies, customs, duties or assessments of any nature whatsoever imposed by any Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions; and (ii) the term “Tax Return” means all returns and reports (including claims for refunds, elections, declarations, disclosures, schedules, attachments, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(p) Intellectual Property.

(i) Section 5.1(p)(i) of the Company Disclosure Letter sets forth a complete and accurate list of the Company Registered Intellectual Property (other than domain name registrations), whether such Company Registered Intellectual Property is wholly owned or jointly owned by the Company and its Subsidiaries, as of July 25, 2013, and there have been no material changes to the list set forth in Section 5.1(p)(i) of the Company Disclosure Letter since July 25, 2013. The Company Registered Intellectual Property is valid, subsisting and enforceable, and, except as would not reasonably be expected to interfere in any material respect with the conduct of the respective businesses of the Company or any of its Subsidiaries as currently conducted, is not subject to any outstanding Order of any Governmental Entity or officially recognized registrar or agreement affecting the Company’s or any of its Subsidiaries’ use of, or its rights to, such Company Registered Intellectual Property. Without limiting the foregoing, and, except as would not reasonably be expected to interfere in any material respect with the conduct of the respective businesses of the Company or any of its Subsidiaries as currently conducted, the Company Registered Intellectual Property has not been abandoned or cancelled and all registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been paid and all material documents, recordations and certificates in connection with the Company Registered Intellectual Property currently required to be filed have been filed with the relevant Governmental Entities or officially recognized registrars for the purposes of prosecuting, maintaining and perfecting the Company’s and its Subsidiaries’ interest in the Company Registered Intellectual Property.

(ii) The Company or one of its Subsidiaries is the sole and exclusive owner of all material Company Owned Intellectual Property, free and clear of any Liens, other than Permitted Liens. No Proceeding is pending, or to the Company’s knowledge, is threatened in writing, challenging the legality, validity, enforceability, registration, ownership or use of any material Company Owned Intellectual Property.

(iii) (A) The Company and its Subsidiaries have valid rights to use all Intellectual Property necessary for, and actually used in, their respective businesses as presently conducted, except where the failure to have such rights, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; and (B) neither the execution, delivery and performance of this Agreement, nor the consummation of the Merger and the other Transactions, will result in the loss or material impairment of, or give rise to the right of any Person to terminate, limit, or condition the exercise of, any right of the Company or any of its Subsidiaries in or to any Intellectual Property material to the conduct of the Company’s business as presently conducted.

(iv) To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement, dilution, misappropriation, or other violation of any material Company Owned Intellectual Property by any third party. Neither the Company nor any of its Subsidiaries has any pending Proceeding for infringement, dilution, misappropriation, unfair competition or trade practice or other violation of, or otherwise related to, any material Company Owned Intellectual Property.

(v) To the knowledge of the Company, the operation by the Company and its Subsidiaries of their respective businesses (A) has not infringed, diluted, misappropriated or otherwise violated, and does not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property rights of any Person, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; and (B) has not constituted and does not constitute unfair competition or trade practices under applicable Law in any material respect. No Proceeding is pending, or, to the knowledge of the Company, is threatened in writing, alleging any such infringement, dilution, misappropriation, other violation, or unfair competition or trade practice. Neither the Company nor any of its Subsidiaries has received a request or demand from any customer or other Person to indemnify it against any claim of infringement, dilution, misappropriation, or other violation of Intellectual Property brought or threatened by a third party that would reasonably be expected to result in material liability to the Company or any of its Subsidiaries, or the restriction of the Company, its Subsidiaries or any of their customers or suppliers from the use or exploitation of the products, technology or Intellectual Property of the Company or any of its Subsidiaries in any material respect.

(vi) For purposes of this Agreement, the following terms have the following meanings:

“Company Owned Intellectual Property” means any and all Intellectual Property that is owned or purported by the Company to be owned by the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” means any and all Company Owned Intellectual Property that is the subject of an application, certificate, filing or registration issued, filed with, or recorded by any Governmental Entity, domain name registrar or other officially recognized registrar for Intellectual Property.

“Intellectual Property” means all intellectual property and proprietary rights, including (1) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (2) all inventions (whether or not patentable), patents and patent applications, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (3) confidential information, trade secrets and know-how; (4) copyrightable works of authorship (including databases and other compilations of information), copyrights, industrial designs and other design rights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof;(5) intellectual property rights in databases and other compilations of information; and (6) computer software.

(q) Prohibited Payments.

(i) Neither the Company nor any of its Subsidiaries, nor any of their respective Representatives acting on behalf of the Company or its Subsidiaries has, in the past five years, directly or indirectly through its Representatives or any other Person acting on its behalf (including any distributor, agent, sales intermediary or other third party), (A) taken any action in violation of any applicable Anti-corruption Laws; or (B) paid, offered, promised to pay, or authorized the payment of, or will, directly or indirectly, pay, offer or promise to pay, or authorize payment of, any monies or any other thing of value to any Government Official (including employees of government-owned or controlled entities), any political party or candidate for political office or to any other Person (collectively, a “Proscribed Recipient”): (1) for the purpose of (v) influencing any act or decision of such Proscribed Recipient; (w) inducing such Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, or to use his, her or its influence with a Governmental Entity to affect or influence any act or decision of such Governmental Entity; (x) assisting the Company or any of its Subsidiaries or any of their respective Representatives in obtaining or retaining business for or with, or directing business to, any Person; (y) securing any improper advantage; or (z) inducing such Proscribed Recipient to influence or affect any act or decision of any Governmental Entity; or (2) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage. The Company and its Subsidiaries have at all times been in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), including maintaining adequate internal controls as required by the FCPA and complying with the recordkeeping provisions of the FCPA. Since June 30, 2008, neither the Company nor any of its Subsidiaries has received any communication from a Governmental Entity that alleges that the Company or any of its Subsidiaries, or any Representative (as defined below) thereof, is or may be in material violation of, or has, or may have, any unresolved material liability under, any Anti-corruption Laws. For purposes of this Agreement, “Anti-corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Company or any of its Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official, foreign government employee or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

(ii) Since June 30, 2008, the Company and its Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, in all material respects. Since June 30, 2008, there have been no false or fictitious entries made in the books and records of the Company or its Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and the Company and its Subsidiaries have not established or maintained a secret or unrecorded fund. For purposes of this Agreement, “Government Official” means (A) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity; (B) any political party or party official or candidate for political office; or (C) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clauses (A) or (B) of this definition.

(iii) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of its or their employees (in the context of their employment) has been convicted of violating any Anti-corruption Laws or subjected to any investigation or proceeding by a Governmental Entity for potential corruption, fraud or violation of any applicable Anti-corruption Laws.

(r) Insurance. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) all insurance policies maintained by the Company and its Subsidiaries (collectively, “Insurance Policies”) are in full force and effect and all premiums due and payable thereon have been paid; (ii) neither the Company nor any of its Subsidiaries is in breach or default of any of the Insurance Policies, and neither the Company nor any Subsidiary has taken any action or failed to take any action which (with or without notice or the lapse of time or both) would constitute such a breach or default or permit termination or modification of any of the Insurance Policies; and (iii) the Company has not received any notice of termination or cancellation or denial of coverage with respect to any Insurance Policy.

(s) Information Supplied. None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in the Proxy Statement or any other filings made by, or required to be made by, the Company, Parent or Merger Sub with the SEC or the FCA in connection with the Transactions (collectively, and together with the Proxy Statement, and any amendments thereof or supplements thereto, the “Transaction Filings”) will, when filed with the SEC or the FCA, as applicable, when distributed or disseminated to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided by or on behalf of Parent or Merger Sub or their respective Representatives in writing specifically for including or incorporation by reference in the Transaction Filings.

(t) Brokers and Finders. The Company and each of its Subsidiaries has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees payable by the Company or any of its Subsidiaries in connection with the Merger or the other Transactions, except that the Company has engaged William Blair & Company, L.L.C., BDT & Company, LLC and Goldman, Sachs & Co. as its financial advisors. The Company has made available to Parent complete and accurate copies of all agreements pursuant to which such advisors are entitled to any fees and expenses in connection with the Merger or the other Transactions, except to the extent such agreements have been redacted with respect to pricing incentives thresholds.

(u) Related Party Transactions. There are no transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries are parties, on the one hand, and any Affiliates of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. Neither the Company nor any of its Subsidiaries is party to any Contract or other transaction with any Person party to the Voting Agreements or any familial relative of such Persons except as described in the Company Reports or for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course of business consistent with past practice.

(v) Customers and Suppliers.

(i) Section 5.1(v)(i) of the Company Disclosure Letter sets forth a list showing the twenty largest customers of the Company and its Subsidiaries by total sales by the Company and its Subsidiaries, taken as a whole, during the twelve month period ending on June 30, 2013 (each, a “Significant Customer”). Since June 30, 2012, to the knowledge of the Company, no Significant Customer has indicated an intention to (A) terminate its relationship with, or otherwise stop purchasing products from, the Company or its Subsidiaries; or (B) change, materially and adversely, the terms and conditions on which it purchases products from the Company or its Subsidiaries.

(ii) Section 5.1(v)(ii) of the Company Disclosure Letter sets forth a list showing the ten largest suppliers of the Company and its Subsidiaries by gross sales to the Company and its Subsidiaries, taken as a whole, during the twelve month period ending on June 30, 2013 (each, a “Significant Supplier”). Since June 30, 2012, to the knowledge of the Company, no Significant Supplier has indicated an intention to (A) terminate its relationship with, or otherwise stop supplying, the Company or its Subsidiaries; or (B) change, materially and adversely, the terms and conditions on which it is prepared to supply the Company or its Subsidiaries.

(w) Export Controls.

(i) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective Representatives (in each case, acting in their capacities as such), has had any reasonable basis for believing that, in the past five years, any of the foregoing Persons has violated any applicable export control Laws, trade or economic sanctions Laws, or anti-boycott Laws, of the United States or any other jurisdiction, including: The Arms Export Control Act

(22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable non-U.S. Laws of a similar nature. The Company has delivered to Parent true and complete copies of each Contract between the Company or any of its Subsidiaries and any Person engaged in international trade or export on behalf of the Company or any of its Subsidiaries (including any Person identified on the U.S. Department of the Treasury’s Specially Designated Nationals List), the execution or performance of which by the Company or any of its Subsidiaries would, absent a License, result in a violation of any of the Laws set forth in this Section 5.1(w)(i) (for purposes of this Section 5.1(w)(i), without regard to the existence or validity of such License).

(ii) The Company and its Subsidiaries have obtained all material export Licenses, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations, classifications and filings required for the export, import and re-export of their respective products, services, software and technology.

(iii) There are no material, pending or, to the knowledge of the Company, threatened civil, criminal or administrative Proceedings, settlements or enforcement actions, involving the Company or any of its Subsidiaries in any way relating to Laws identified in Section 5.1(w)(i).

(iv) In addition, the Company and its Subsidiaries are not engaged in any activities to establish, support or maintain any business relationships with, or contracted to sell, supply, distribute or otherwise provide any goods or services to, any Governmental Entity within, and any Person organized or domiciled in or that is a citizen of, Cuba, Iran, the Republic of North Korea, the Republic of the Sudan or Syria.

(x) Competition and Antitrust Compliance. Neither the Company nor any of its Subsidiaries is, or since June 30, 2008 has been, in conflict with, default under or violation of, or is being or, since June 30, 2008, has been charged by any Governmental Entity with, or to the knowledge of the Company, investigated for, a violation of any Antitrust Law applicable to the Company or any of its Subsidiaries. To the knowledge of the Company, no investigation or review by any Governmental Entity under any Antitrust Law with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review.

(y) Acknowledgement by the Company. The Company is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this

Agreement, express or implied, except for the representations and warranties in Section 5.2. The representations and warranties by Parent and Merger Sub contained in Section 5.2 constitute the sole and exclusive representations and warranties of Parent, Merger Sub and their respective Subsidiaries and Representatives in connection with the Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature, whether express, implied or statutory, are specifically disclaimed by Parent and Merger Sub. The foregoing shall not limit the Company’s right to pursue claims for fraud by Parent, Merger Sub or their respective Affiliates or Representatives in connection with the Transactions.

5.2. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization and has all requisite corporate or similar power and authority to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as currently conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets, properties or the conduct of its business makes such qualification, licensing or good standing necessary, other than where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

As used herein, the term “Parent Material Adverse Effect” means any event, change, effect, occurrence, state of facts or development that, individually or in the aggregate with all other events, changes, effects, occurrences, states of facts or developments, prevents or delays beyond the Outside Date, or would be reasonably expected to prevent or delay beyond the Outside Date, consummation of the Merger or the performance by Parent or Merger Sub of any of their respective material obligations under this Agreement.

(b) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $1.00 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization pursuant to this Agreement and the Merger and the other Transactions.

(c) Corporate Authority; Approval.

(i) No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger or the other Transactions. The vote or consent of Parent or its wholly-owned Subsidiary as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other Transactions subject, in the case of the consummation of the Merger only, to the adoption of this Agreement by the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) The board of directors of Parent has, at a meeting duly called and held, and the board of directors of Merger Sub has, by written consent in lieu thereof, duly adopted resolutions that (A) determined that the terms of this Agreement and the Merger and the other Transactions are fair to, on the terms and subject to the conditions set forth in this Agreement, and in the best interests of, Parent, Merger Sub and their respective stockholders, approved and declared advisable this Agreement and the Merger and the other Transactions and the board of directors of Merger Sub has resolved to recommend adoption of this Agreement to its sole stockholder; and (B) the board of directors of Merger Sub has directed that this Agreement be submitted to the sole stockholder of Merger Sub for its adoption; and (C) authorized and approved the execution, delivery and performance of this Agreement and the Merger and the other Transactions by Parent and Merger Sub. Parent, in its capacity as the sole stockholder of Merger Sub, will adopt this Agreement promptly following the execution and delivery by the Company of this Agreement. As of the date of this Agreement, none of the actions described in the immediately preceding sentence has been amended, rescinded or modified in any respect.

(d) Governmental Filings; No Violations; Etc.

(i) Other than (A) the filing of a Notification and Report Form by Parent pursuant to the HSR Act and the termination or expiration of the waiting period required thereunder; (B) such filings as may be necessary to obtain the receipt, termination or expiration, as applicable, of approvals or waiting periods required under all other applicable Antitrust Laws; (C) filings required by the applicable requirements of the Securities Act, the Exchange Act and state securities, takeover and “blue sky” Laws; and (D) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware, and assuming the accuracy of the representations and warranties of the Company in Section 5.1(d), no notices, reports, declarations, submissions or other filings are required to be made with, nor are any Consents required to be obtained from any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger and the other Transactions, except those that the failure to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other Transactions will not (with or without notice or lapse of time, or both), constitute or result in (A) a breach or violation of, or a default under, or conflict with the certificate of incorporation or bylaws of Parent or Merger Sub; (B) with or without notice or lapse of time, or both, a breach or violation of, a termination (or right of termination), modification, cancellation, creation or acceleration of any obligation, loss of a benefit under, default under, or the creation of a Lien, other than a Permitted Lien, on any of the assets of Parent or any of its Subsidiaries pursuant to any Contract or License to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected; or (C) assuming compliance with the matters referred to in Section 5.2(d)(i), a violation or conflict under any Law to which Parent or Merger Sub or any of their respective Subsidiaries, or any of their respective properties or assets, is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, modification, cancellation, creation, acceleration, loss or default that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(iii) None of Parent, Merger Sub or any of their respective intermediate or ultimate corporate parents (as such terms are defined in 31 C.F.R. 800.219) are (A) foreign persons (as defined in 31 C.F.R. 800.216); or (B) foreign entities (as defined in 31 C.F.R. 800.212).

(e) Proceedings. There are no civil, criminal or administrative or other Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub or any of their respective Subsidiaries (including by virtue of indemnification or otherwise), or any director, officer or employee (in his or her capacity as such) of Parent or Merger Sub or their respective Subsidiaries, except for those that, individually or in the aggregate, if determined adversely to Parent or Merger Sub would not reasonably be expected to result in a Parent Material Adverse Effect. For purposes of this Agreement, the terms “to Parent’s knowledge” or “to the knowledge of Parent” mean the actual knowledge of the persons serving as executive officers of Parent as of the date of this Agreement. As of the date of this Agreement, neither Parent nor Merger Sub is a party to or subject to the provisions of any Order that, individually or in the aggregate, has resulted, or would reasonably be expected to result in a Parent Material Adverse Effect.

(f) Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Transaction Filings will, when filed with the SEC or the FCA, as applicable, when distributed or disseminated to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information provided by or on behalf of the Company or its Representatives in writing specifically for incorporation by reference in the Transaction Filings.

(g) Ownership of Shares. Before the action of the board of directors of the Company on September 6, 2013, neither Parent nor any of its Affiliates was during the last three years an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company. For purposes of this Agreement, the term “Affiliate” and the term “Associate” when used with respect to any party shall mean any Person that is an “affiliate” or “associate” of that party within the meaning of Rule 405 promulgated under the Securities Act; provided, that, notwithstanding the foregoing, for purposes of this Section 5.2(g) the term “Affiliate” and the term “Associate” when used with respect to any party shall mean any Person that is an “affiliate” or “associate” of that party within the meaning of Section 203 of the DGCL.

(h) Available Funds. Parent and Merger Sub have available to them, and as of the Effective Time will have available to them, sufficient funds to satisfy all of their respective obligations under this Agreement.

(i) Brokers and Finders. As of the date of this Agreement, neither Parent nor Merger Sub, nor any of their respective Subsidiaries, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees payable by Parent, Merger Sub or any of their respective Subsidiaries in connection with the Merger or the other Transactions.

(j) Acknowledgement by Parent. Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 5.1. The representations and warranties by the Company contained in Section 5.1 constitute the sole and exclusive representations and warranties of the Company, its Subsidiaries and their respective Representatives in connection with the Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature, whether express, implied or statutory, are specifically disclaimed by the Company. The foregoing shall not limit Parents’ or Merger Sub’s right to pursue claims for fraud by the Company or any of its Subsidiaries or their respective Affiliates or Representatives in connection with the Transactions.

ARTICLE VI

COVENANTS

6.1. Interim Operations.

(a) The Company covenants and agrees that it shall, and shall cause each of its Subsidiaries to, after the date of this Agreement until the Effective Time, except (i) as otherwise expressly contemplated by this Agreement; (ii) as expressly required by applicable Law; (iii) as Parent may approve in writing (which such approval shall not be unreasonably withheld, conditioned or delayed); or (iv) as set forth in Section 6.1 of the Company Disclosure Letter, (A) conduct its business only in the ordinary course of business consistent with past practice; and

(B) use its reasonable best efforts to preserve intact its business organization and legal structure and keep available the services of its current officers, employees and consultants and preserve the goodwill and current relationships with its customers, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations.

(b) In furtherance of, and without limiting, the foregoing Section 6.1(a), from the date of this Agreement until the Effective Time, except (w) as otherwise expressly contemplated by this Agreement; (x) as expressly required by applicable Law; (y) as Parent may approve in writing (which such approval shall not be unreasonably withheld, conditioned or delayed); or (z) as set forth in Section 6.1 of the Company Disclosure Letter, the Company shall not and shall not permit any of its Subsidiaries to, directly or indirectly:

(i) amend, modify, waive, rescind or otherwise change its certificate of incorporation or bylaws or similar organizational documents; except, in the case of any Subsidiary, any administrative or ministerial changes made to any certificate of incorporation or bylaws or similar organizational documents of such Subsidiary of the Company which is not otherwise restricted under any other clause of this Section 6.1(b);

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, restructure, reorganize or liquidate all or a material part of its assets, or adopt a plan of complete or partial liquidation except in connection with acquisitions entered into in compliance with Section 6.1(b)(iii);

(iii) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in or assets of any Person, other than (A) acquisitions of goods and services in the ordinary course of business consistent with past practice; and (B) acquisitions pursuant to which the aggregate value exchanged or purchase price paid or payable by the Company and its Subsidiaries would not exceed $25,000,000 in the aggregate;

(iv) issue, deliver, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, delivery, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock or other Equity Interests of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, except for (A) the issuance of Shares in respect of Company Options outstanding as of the date of this Agreement, in accordance with their terms and, as applicable, the Stock Plans as in effect on the date of this Agreement; (B) the release and delivery of unrestricted Shares in respect of Shares of restricted stock granted under the Stock Plans and set forth in Section 5.1(b)(ii) of the Company Disclosure Letter; (C) the issuance of Shares in accordance with the terms of the Company ESPP and this Agreement; and (D) the issuance of Shares in accordance with the terms of the Molex 2005 Outside Directors’ Deferred Compensation Plan, as amended, and the Molex Deferred Compensation Plan, as amended (collectively, the “Deferred Compensation Plans”), each as in effect on the date of this Agreement;

(v) sell, pledge, dispose of, transfer, assign, lease, license, guarantee, abandon, dedicate to the public, fail to maintain or permit to lapse, or permit any Liens (other than Permitted Liens) to be placed upon, any material property or assets (including Intellectual Property) of the Company or any of its Subsidiaries, except for the sale of goods or services in the ordinary course of business consistent with past practice, except in connection with transactions entered into in compliance with Section 6.1(b)(viii);

(vi) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances or capital contributions made in the ordinary course of business consistent with past practice or among the Company and one or more of its wholly-owned Subsidiaries;

(vii) (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other Equity Interests (except for (1) regular quarterly cash dividends by the Company in the ordinary course of business consistent with past practice in an amount not to exceed, with respect to each quarter, $0.24 per Share; and (2) for dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary), in each case, in the ordinary course of business consistent with past practice; (B) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other Equity Interests, or subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction, directly or indirectly, with respect to any of its capital stock or other Equity Interests or issue or authorize or propose the issuance of any other Equity Interests in respect of, in lieu of or in substitution for, shares of its capital stock or other Equity Interests, except for (x) purchases, redemptions or other acquisitions of capital stock or other securities pursuant to the express terms of any Benefit Plans existing on the date of this Agreement (or any other Contract entered into after the date of this Agreement in compliance with this Section 6.1) between the Company or any of its Subsidiaries and any director, officer or employee of the Company or any of its Subsidiaries; or (y) the issuance of Shares in respect of Company Options outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Stock Plans as in effect on the date of this Agreement and the issuance of Shares in accordance with the terms of the Company ESPP and this Agreement; or (C) enter into any agreement with respect to the voting of its capital stock or other Equity Interests;

(viii) (A) incur any indebtedness for borrowed money; (B) assume, guarantee, endorse or otherwise become responsible for any indebtedness or obligation (whether directly, contingently or otherwise) of another Person; (C) issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries; (D) enter into any “keep well” or other Contract to maintain any financial statement condition of another Person;

or (E) enter into any arrangement having the economic effect of any of the foregoing, except for (1) indebtedness between the Company and any of its wholly-owned Subsidiaries created or organized in the United States or between wholly-owned Subsidiaries of the Company created or organized in the United States; (2) indebtedness incurred in the ordinary course of business consistent with past practice between the Company and any of its wholly-owned Subsidiaries or between wholly-owned Subsidiaries of the Company for working capital purposes, including by customary entrustment loan procedures or to fund acquisitions permitted by Section 6.1(b)(iii); provided, however, in no event shall such indebtedness give rise to income taxable in the United States; and (3) other borrowing not to exceed $50,000,000 in the aggregate;

(ix) (A) terminate, cancel, renew or request or agree to any material amendment of, change in or waiver under any Material Contract; or (B) enter into any Contract that, if existing on the date hereof, would be a Material Contract or amend any Contract in existence on the date hereof that, after giving effect to such amendment, would be a Material Contract, except, (1) in the case of items (C), (G), (H) or (J) of the definition of Material Contract in Section 5.1(k)(i), to the extent entered into or amended in the ordinary course of business consistent with past practice; and (2) to the extent permitted by Section 6.2;

(x) except for any changes in the ordinary course of business consistent with past practice, make or authorize capital expenditures in the aggregate in excess of the Company’s capital expenditure budget as disclosed to Parent prior to the date hereof;

(xi) (A) pre-pay any long-term debt, except in the ordinary course of business consistent with past practice and in accordance with the terms thereof; or (B) waive, release, pay, discharge or satisfy any liabilities or obligations (absolute, accrued, contingent or otherwise), except (1) in the ordinary course of business consistent with past practice and in accordance with their terms; or (2) other than such waivers, releases, payments, discharges or satisfactions not in excess of $5,000,000 individually or $20,000,000 in the aggregate;

(xii) make any changes with respect to accounting policies, methods or procedures, except to the extent required by GAAP or SEC rules and regulations;

(xiii) except (x) as required pursuant to the express terms, as of the date of this Agreement, of any Benefit Plan; or (y) as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any current or former director, officer, employee or other individual providing services to the Company or any of its Subsidiaries (except for the routine payment of severance or other termination benefits to Persons (other than employees classified with a global grade level of 15 or above and directors of the Company and its Subsidiaries) pursuant to the Company’s existing written policies in the ordinary course of business consistent with past practice); (B) increase in any manner the compensation, bonus, pension, welfare, fringe, severance or other benefits of, or make any new equity awards to, any current or former director, officer, employee or other individual providing services to the Company or any of its Subsidiaries (except for routine increases in base cash compensation in the ordinary course of business consistent with past practice not to exceed the aggregate amount set forth in Section 6.1(b)(xiii) of the Company Disclosure Letter); (C) become a party to, establish, adopt, amend or terminate, any stock option plan or other stock-based compensation plan, or any compensation, severance, pension, retirement, profit-sharing, or other plan, program, policy, practice, Contract, agreement or other arrangement that would have constituted a Benefit Plan if in existence on the date hereof with or for the benefit of any current or former directors, officers, employees or individuals providing services to the Company or any of its Subsidiaries or amend the terms of any outstanding equity-based awards; (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already required pursuant to the express terms of any such Benefit Plan; (E) forgive any loans or issue any loans to current or former directors, officers, employees, consultants or individuals providing services to the Company or any of its Subsidiaries (other than travel and relocation expense advances in immaterial amounts made in the ordinary course of business consistent with past practice to officers or employees of the Company and its Subsidiaries); or (F) become a party to, establish, adopt, amend or terminate any collective bargaining, union, labor or similar Contract;

(xiv) implement or announce any plant closing, material reduction in labor force or other material layoff of employees or service providers other than routine employee terminations for cause or following performance reviews in the ordinary course of business and consistent with past practice;

(xv) compromise, settle or agree to settle any Proceeding (including any Proceeding relating to this Agreement or the Transactions) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $10,000,000 individually or $25,000,000 in the aggregate, unless such compromise, settlement or agreement to settle involves or results in any (A) imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries; or (B) actual or potential violation of any Criminal Law;

(xvi) write up, write down or write off the book value of any assets, in the aggregate, except in accordance with GAAP consistently applied;

(xvii) take any action that is intended or would reasonably be expected to result in any of the conditions and requirements of the Merger set forth in Article VII not being satisfied, except to the extent permitted by Section 6.2;

(xviii) convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company other than (A) a stockholder meeting to adopt this Agreement and approve the Merger; and (B) an annual meeting of stockholders for purposes of election of directors, ratification of the Company’s auditors and other routine matters; provided, that the Company shall use its reasonable best efforts to oppose any stockholder proposal presented at such annual meeting which could materially affect the Transactions or their likelihood of consummation (provided, for the avoidance of doubt, that such efforts shall not require the directors of the Company to take any action that would be inconsistent with the directors’ fiduciary duties under applicable Law);

(xix) fail to keep in force insurance policies, or replacement or revised insurance policies, providing insurance coverage in a manner consistent with past practice with respect to the assets, operations and activities of the Company and any of its Subsidiaries as are currently in effect;

(xx) make, change or rescind any material Tax election; settle or compromise any material liability for Taxes; file or amend any material income or other Tax Return except to the extent otherwise required by Law; request any ruling or enter into any closing agreement with respect to Taxes; make any change (or file a request to make any such change) in any method of Tax accounting or any annual Tax accounting period; enter into any Tax allocation, sharing, indemnity or closing agreement; or file any Tax Return in a manner materially inconsistent with past practices except to the extent otherwise required by Law; or

(xxi) agree, authorize, enter into any Contract concerning or otherwise commit to do any of the foregoing.

6.2. Acquisition Proposals.

(a) No Solicitation or Negotiation. (i) The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries, nor any of its or their respective officers and directors shall, and that it shall instruct and use reasonable best efforts to cause its and their respective employees, investment bankers, attorneys, accountants, and other advisors and representatives (such officers, directors, employees, investment bankers, attorneys, accountants and other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

(A) initiate, solicit or knowingly facilitate or encourage any inquiries, discussions or the making of any proposal, request or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(B) approve, endorse, recommend or enter into any agreement or agreement in principle, whether written or oral, with any Person (other than Parent and Merger Sub) concerning any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement concerning an Acquisition Proposal (other than a confidentiality and standstill agreement entered into in compliance with Section 6.2(a)(ii)) (an “Alternative Acquisition Agreement”);

(C) terminate, amend, release, modify, or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the Company or any of its Subsidiaries in respect of or in contemplation of an Acquisition Proposal (other than to the extent the board of directors of the Company determines in good faith, after consultation with its outside financial and legal advisors, that failure to take any such actions under this Section 6.2(a)(i)(C) would be inconsistent with the directors’ fiduciary duties under applicable Law);

(D) engage in, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal;

(E) furnish any non-public information relating to the Company or any of its Subsidiaries, or afford access to the books or records or Representatives of the Company or any of its Subsidiaries, to any third party that, to the knowledge of the Company, after consultation with its Representatives, is seeking to or may make, or has made, an Acquisition Proposal;

(F) take any action to make the provisions of any Takeover Law inapplicable to any transactions contemplated by any Acquisition Proposal;

(G) terminate, amend, release, modify, or fail to enforce any provision of, or grant any permission, waiver or request under, Article Thirteenth (Business Combinations) of the certificate of incorporation of the Company or Article II, Section 10 (Stockholder Nominations and Business Proposals) of the bylaws of the Company; or

(H) resolve or publicly propose to do any of the foregoing.

(ii) Notwithstanding anything in this Section 6.2 to the contrary, in response to an unsolicited written bona fide Acquisition Proposal that was not received or obtained in violation of this Section 6.2 and with respect to which the Company has complied with its obligations under this Section 6.2 (a “Bona Fide Acquisition Proposal”) made on or after the date of this Agreement and prior to the time the Requisite Company Vote is obtained, the Company, directly or indirectly through any Representative, may (A) provide information in response to a request therefor by a Person that has made such Bona Fide Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality and standstill agreement on terms that are no less restrictive than those contained in the Confidentiality Agreement (and compliant with the last sentence of Section 6.2(h)) and promptly discloses to Parent (and, if applicable, contemporaneously provides copies of) any non-public information so provided to such Person to the extent not previously provided to Parent; and (B) engage or participate in any discussions or negotiations with any Person (and its Representatives) that has made such Bona Fide Acquisition Proposal with respect to such Bona Fide Acquisition Proposal, if and only to the extent that, prior to taking any action described in clause (ii)(A) or (ii)(B) above, (1) the Company shall have delivered to Parent a written notice at least one business day prior to taking any such action described in clause (ii)(A) or (ii)(B) above (x) stating that the board of directors of the Company intends to take such actions described in clause (ii)(A) or (ii)(B) above; (y) stating that the board of directors of the Company has made the determinations set forth in clauses (ii)(2) and (ii)(3) below; and (z) including an unredacted copy of such Bona Fide Acquisition Proposal (including any materials relating to such Person’s proposed equity and debt financing, if any); (2) the board of directors of the Company determines in good faith, after consultation with its outside financial and legal advisors, that such Bona Fide Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal; and (3) the board of directors of the Company determines in good faith, after consultation with its outside financial and legal advisors, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

(b) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer made by a Person (other than Parent or Merger Sub) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 15% or more of the consolidated total assets of the Company and its Subsidiaries, taken as a whole; or (B) 15% or more of any class of outstanding Equity Interests of the Company or any of its Significant Subsidiaries; (ii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of outstanding Equity Interests of the Company or any of its Significant Subsidiaries; (iii) any merger, consolidation, exclusive license, business combination, joint venture, partnership, share exchange or other transaction involving the Company or any of its Significant Subsidiaries pursuant to which any Person or its holders of Equity Interests would beneficially own, directly or indirectly, 15% or more of any class of outstanding Equity Interests of the Company or any of its Subsidiaries or the surviving entity or the resulting direct or indirect parent of the Company, any of its Subsidiaries or the surviving entity resulting, directly or indirectly, from any such transaction; or (iv) concerning any recapitalization, liquidation, dissolution or any other similar transaction involving the Company or any of its Significant Subsidiaries, in each case other than the Transactions.

“Superior Proposal” means a Bona Fide Acquisition Proposal that the board of directors of the Company has determined in good faith, after consultation with its outside financial and legal advisors, taking into account the various legal, financial, regulatory and other aspects of such Bona Fide Acquisition Proposal, including the financing terms thereof, the nature of the consideration offered, the provisions permitting the payment of dividends by the Company, the expected timing and risk and likelihood of consummation (including as a consequence of the impacts of any Antitrust Law on such Bona Fide Acquisition Proposal), is reasonably likely to be consummated in accordance with its terms, and, if consummated, would result in a transaction more favorable to the holders of each of the Common Stock, the Class A Common Stock and the Class B Common Stock from a financial point of view than the Transactions (including any revisions to the terms of the Transactions proposed by Parent, whether pursuant to Section 6.2(e) or otherwise); provided, however, that for purposes of the definition of “Superior Proposal,” the references to “15% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 85%.”

(c) No Change of Recommendation. Except as set forth in Sections 6.2(d), 6.2(e) and 6.2(f), the board of directors of the Company and each committee of the board of directors shall not:

(i) withdraw, qualify or modify (or publicly propose or announce any intention to withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation;

(ii) fail to announce publicly, within 10 business days after a tender offer or exchange offer relating to securities of the Company shall have been commenced, that the board of directors of the Company recommends rejection of such tender or exchange offer;

(iii) fail to include the Company Recommendation in the Proxy Statement distributed to the Company’s stockholders in connection with the Stockholders’ Meeting;

(iv) make any other public statement of the board of directors of the Company or a committee thereof that is inconsistent with the Company Recommendation; or

(v) approve, adopt, recommend, or resolve or publicly propose to approve, adopt or recommend, any Acquisition Proposal (any action described in clauses 6.2(c)(i) through 6.2(c)(v) being referred to as a “Change of Recommendation”); provided, that the making of any determination of the board of directors of the Company or any committee thereof to provide, or the provision of, a Superior Proposal Notice or an Intervening Event Notice in compliance with the terms of this Agreement shall not, in and of itself, be deemed a Change of Recommendation.

(d) Certain Permitted Changes of Recommendation. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the adoption of this Agreement by the Requisite Company Vote, the board of directors of the Company may effect, or cause the Company to effect, as the case may be, a Change of Recommendation if (i) the board of directors of the Company determines that (A) after complying with Section 6.2(e)(i), a Bona Fide Acquisition Proposal constitutes a Superior Proposal; or (B) after complying with Section 6.2(e)(ii), an Intervening Event has occurred and is continuing; and (ii) the board of directors of the Company determines in good faith, after consultation with its outside financial and legal advisors, that this Agreement and the Merger is no longer in the best interests of the Company’s stockholders and that such Change of Recommendation is required in order to satisfy its fiduciary duties to the Company’s stockholders under applicable Law. For purposes of this Agreement, “Intervening Event” means any material event, development or change in circumstances that first occurs, arises or becomes known to the Company or its directors after the date of this Agreement, to the extent that such event, development or change in circumstances was not reasonably foreseeable as of or prior to the date of this Agreement; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (1) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof; (2) any event, development or change in circumstances relating to Parent or Merger Sub or any of their respective Affiliates; (3) any change in Laws applicable to the Company or any of its Subsidiaries; (4) any increase in the price, or change in trading volume, of Shares on the NASDAQ Global Select Market or the London Stock Exchange (provided, however, that the exception to this clause (4) shall not apply to the underlying causes giving rise to or contributing to such increase or change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred except to the extent such underlying causes are otherwise excluded pursuant to any of the foregoing clauses (1) through (3)); and (5) meeting or exceeding internal or analysts’ expectations, projections or results of operations (provided, however, that the exception to this clause (5) shall not apply to the underlying causes giving rise to or contributing to such circumstances or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred except to the extent such underlying causes are otherwise excluded pursuant to any of the foregoing clauses (1) through (4)).

(e) Procedure Prior to Change of Recommendation.

(i) Superior Proposal. The board of directors of the Company or any committee of the board of directors shall be entitled to make any Change of Recommendation in connection with a Superior Proposal (to the extent such Change of Recommendation is permitted under Section 6.2(d)), only if (A) the Company shall have delivered to Parent a written notice (a “Superior Proposal Notice”) (1) stating that the board of directors of the Company intends to take such actions pursuant to Section 6.2(d); (2) stating that the board of directors of the Company has made the determinations set forth in Sections 6.2(d)(i) and 6.2(d)(ii); and (3) including an unredacted copy of such Superior Proposal and proposed and unredacted form of any Alternative Acquisition Agreement related to such Superior Proposal (including any materials relating to such Person’s proposed equity and debt financing, if any); and (B) the Negotiation Period, as may be extended, has expired. During the four business day period commencing on the date of Parent’s receipt of such Superior Proposal Notice (the “Negotiation Period”), the Company shall engage, and shall cause its Representatives to be available for the purpose of engaging, in good faith negotiations with Parent (to the extent Parent desires to negotiate) regarding an amendment of this Agreement so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal. Each time the financial or other material terms or conditions of such Acquisition Proposal (or terms or conditions related thereto, such as the proposed equity and debt financing) are amended or modified, the Company shall be required to deliver to Parent a new Superior Proposal Notice (including, as attachments thereto, amended forms of the written Alternative Acquisition Agreements relating to such Acquisition Proposal) and the Negotiation Period shall be extended by an additional two business days from the date of Parent’s receipt of such new Superior Proposal Notice.

(ii) Intervening Event. The board of directors of the Company or any committee of the board of directors shall be entitled to make any Change of Recommendation in connection with an Intervening Event (to the extent such Change of Recommendation is permitted under Section 6.2(d)), only if (A) the Company shall have delivered to Parent a written notice (an “Intervening Event Notice”) (1) stating that the board of directors of the Company intends to take such actions pursuant to Section 6.2(d); (2) stating that the board of directors of the Company has made the determinations set forth in Sections 6.2(d)(i) and 6.2(d)(ii); and (3) including a summary, in all material respects, of the Intervening Event; and (B) the Intervening Event Negotiation Period, as may be extended, has expired. During the five business day period commencing on the date of Parent’s receipt of such Intervening Event Notice (the “Intervening Event Negotiation Period”), the Company shall engage, and shall cause its Representatives to be available for the purpose of engaging, in good faith negotiations with Parent (to the extent Parent desires to negotiate) regarding an amendment of this Agreement such that the board of directors of the Company, or such committee of the board of directors, would no longer be required or permitted to take such actions pursuant to Section 6.2(d). Each time there is a material change to the facts or circumstances relating to the Intervening Event, the Company shall be required to deliver to Parent a new Intervening Event Notice (including, as attachments thereto, a summary of the changes to the facts and circumstances relating to the Intervening Event) and the Intervening Event Negotiation Period shall be extended by an additional three business days from the date of Parent’s receipt of such new Intervening Event Notice.

(f) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its required disclosure obligations under applicable Law with regard to an Acquisition Proposal or an Intervening Event; provided, however, that none of the Company, the board of directors of the Company or any committee thereof shall make any Change of Recommendation, except in accordance with Section 6.2(d); and provided, further, however, that in no event shall any “Stop-Look-and-Listen” communication contemplated by Rule 14d-9(f) under the Exchange Act be deemed to be a Change of Recommendation or to violate this Section 6.2. Disclosure of the type described in this Section 6.2(f) (other than the type described in the second proviso of the foregoing sentence) that is not an express rejection of any Acquisition Proposal or an express confirmation that the Company Recommendation remains in effect shall be deemed to be a Change of Recommendation.

(g) Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and their respective directors, officers and other Representatives to, immediately cease and cause to be terminated any discussions or negotiations with, or any solicitation or intentional assistance or encouragement of, any Person with respect to any Acquisition Proposal (or that could reasonably be expected to lead to an Acquisition Proposal) which are on-going as of the date of this Agreement and request that any such Person promptly return and destroy (and confirm destruction of) all confidential information concerning the Company and its Subsidiaries. The Company shall take the necessary steps to promptly inform, on the date of this Agreement, the individuals or entities referred to in the preceding sentence of the obligations in this Section 6.2.

(h) Notice. Without limiting anything in this Section 6.2, the Company shall promptly (and, in any event, within 24 hours) notify Parent orally and in writing if any inquiries, proposals or offers with respect to an Acquisition Proposal or requests for non-public information relating to the Company or any of its Subsidiaries (other than requests for information in the ordinary course of business consistent with past practice and unrelated to an Acquisition Proposal) are received by, or any discussions or negotiations with respect to an Acquisition Proposal are sought to be initiated or continued with, the Company, its Subsidiaries or any of their respective Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of such discussions, proposals, offers or requests, and including in the written version of such notice, an unredacted copy of any written (including via electronic transmission) proposals, offers or requests, in each case, including any amendments or modifications thereto. The Company shall promptly (and, in any event, within 24 hours after any amendment or modification of, or development with respect to, any such proposal, offer, request or Acquisition Proposal, or at the reasonable request of Parent) notify Parent orally and in writing of the status of any such inquiries, proposals, offers or requests, including any material developments, notifications, amendments or modifications thereto and furnish to Parent copies of any written inquiries, correspondence and draft documentation and written summaries of any material oral inquiries in connection with such discussions, proposals, offers or requests. The Company shall not, and shall cause its Subsidiaries and its and their Representatives not to, enter into any Contract that would prohibit them from providing the information required to be provided to Parent pursuant to this Section 6.2(h).

(i) Company Subsidiaries and Representatives. Any failure of the Company’s Subsidiaries or the Company’s or its Subsidiaries’ Representatives to fully comply with this Section 6.2 (as if such Subsidiaries and Representatives were directly subject to this Section 6.2), or any failure of any Principal Stockholder to fully comply with Section 3(b) of the applicable Voting Agreement, shall be deemed to be a breach of this Section 6.2 by the Company.

(j) Stockholder Vote Option. If the board of directors of the Company effects, or causes the Company to effect, as the case may be, a Change of Recommendation, Parent shall have the option (the “Stockholder Vote Option”), exercisable within five business days after such Change of Recommendation, to cause the board of directors of the Company to submit this Agreement to the stockholders of the Company for the purpose of obtaining the Requisite Company Vote. The Company shall not, and shall cause its Subsidiaries and Representatives not to submit to a vote of the stockholders of the Company any Acquisition Proposal other than the Transactions, including the Merger. For the avoidance of doubt, in the event of the exercise of the Stockholder Vote Option the Company may not, prior to termination of this Agreement, enter into a definitive agreement giving effect to any Acquisition Proposal.

6.3. Stockholders’ Meeting. The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action reasonably necessary (i) to establish a record date for, duly call and give notice of a meeting of holders of the issued and outstanding shares of Common Stock and Class B Common Stock (the “Stockholders’ Meeting” and the record date for the Stockholders’ Meeting, the “Record Date”) to consider and vote upon (a) the adoption of this Agreement; and (b) a non-binding advisory vote on “golden parachute” executive compensation arrangements if required by Rule 14a-21(c) under the Exchange Act; and (ii) mail the Proxy Statement to the stockholders of record of the Company and to other stockholders as required by Rule 14a-13 of the Exchange Act, as of the Record Date, in each case, as promptly as practicable after the date of this Agreement (and in any event within five business days following the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement) (the date the

Company is required to take such actions, the “Proxy Date”). The Company shall convene and hold the Stockholders’ Meeting as promptly as practicable after the Proxy Date; provided, however, that (1) in no event shall the Stockholders’ Meeting be held later than 35 calendar days following the date the Proxy Statement is mailed to the Company’s stockholders; and (2) the Company shall not adjourn or postpone the Stockholders’ Meeting without the prior written consent of Parent, other than to the extent required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the SEC or its staff has instructed the Company is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting. Subject to Section 6.2(d) and Section 6.2(e) hereof, the board of directors of the Company shall recommend such adoption of this Agreement and include the Company Recommendation in the Proxy Statement. Notwithstanding the foregoing, after the Stockholders’ Meeting has been convened, the Company shall, upon the request of Parent, and the Company may, if Parent does not make such request, adjourn the Stockholders’ Meeting on one or more occasions to the extent necessary (x) to solicit additional proxies in favor of adoption of this Agreement, for such time period as determined by Parent (or, if Parent does not make such request, as determined by the Company); or (y) allow two business days to pass after the expiration of the most recent Negotiation Period before the meeting is reconvened; provided, however that in the case of clause (x) (I) such adjournment shall not exceed 15 calendar days for each such adjournment; (II) the Stockholders’ Meeting shall not be adjourned by more than 45 calendar days in the aggregate from the originally scheduled date of the Stockholders’ Meeting; and (III) no such adjournment shall be permitted if the Company shall have received by the Stockholders’ Meeting an aggregate number of proxies voting for the adoption of this Agreement, which have not been withdrawn, such that the condition in Section 7.1(a) would be satisfied if a vote were taken at the Stockholders’ Meeting. Once the Company has established the Record Date, the Company shall not change such Record Date or establish a different record date without the prior written consent of Parent, unless required to do so by Law (determined after consultation with outside counsel), including as a result of any adjournment or postponement of the Stockholders’ Meeting pursuant to the prior sentence. If the Record Date is changed, the Company shall, as to that Record Date, comply with each of its obligations under this Section 6.3. The Company shall use reasonable best efforts to solicit proxies in favor of, or if there has been a Change of Recommendation pursuant to Section 6.2, with respect to, the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Stockholders’ Meeting are solicited in compliance with all applicable Law. Unless this Agreement is validly terminated in accordance with Article VIII, the Company shall submit this Agreement to its stockholders at the Stockholders’ Meeting even if the board of directors of the Company shall have effected a Change of Recommendation or proposed or announced any intention to do so. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven business days prior to the date of the Stockholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the adoption of this Agreement.

6.4. Transaction Filings. As promptly as practicable after the execution of this Agreement and in any event within 10 business days of the date of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC. The Company shall include the Company Recommendation and the Company Fairness Opinion, together with a summary thereof in accordance with Item 1015(b) of Regulation M-A under the Exchange Act, in the Proxy Statement. The Company shall cause the Transaction Filings filed or furnished by the Company or its Subsidiaries to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to satisfy all rules of the NASDAQ Global Select Market and the London Stock Exchange. The Company will cause the Transaction Filings, at the time each is filed with the SEC or the FCA, as applicable, and at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, to not contain any untrue statement of a material fact or to omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no agreement, representation or warranty is made by the Company with respect to information supplied in writing by Parent or Merger Sub for inclusion or incorporation by reference in the Transaction Filings. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Transaction Filings. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Transaction Filings. The Company shall not file any Transaction Filing, or any amendment or supplement thereto, without providing Parent and its counsel a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered in good faith by the Company). The Company shall, in accordance with the Listing Rules of the FCA, file the Proxy Statement (and any amendment or supplement thereto and any other required document or notice) with the FCA, and announce the same by regulatory announcement. The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Proxy Statement. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect or as otherwise required by applicable Law and the Company shall promptly prepare, file with the SEC and, if any such correction is made following the mailing of the Proxy Statement, mail to its stockholders an amendment or supplement setting forth such correction, as and to the extent required by the Exchange Act. The Company shall as soon as reasonably practicable (and, in any event, within 24 hours) (i) notify Parent of the receipt of any comments (whether written or oral) from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and; (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement and a summary of any oral correspondence.

6.5. Regulatory and Other Authorizations.

(a) Cooperation. Subject to the terms and conditions of this Agreement, Parent and the Company shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all necessary efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Merger and the other Transactions as soon as practicable, including by (i) filing the Notification and Report Forms pursuant to the HSR Act within 10 business days after the date of this Agreement and making all necessary filings with respect to the other Antitrust Consents as promptly as reasonably practicable after the date of this Agreement; (ii) using all necessary efforts (including complying with its obligations under Section 6.5(c)) to obtain as promptly as practicable all Antitrust Consents and Other Governmental Consents, and the termination or expiration, as applicable, of approvals or waiting periods required under all applicable Antitrust Laws in order to consummate the Merger and the other Transactions; and (iii) cooperating in all commercially reasonable respects with each other in connection with any review of, inquiry into, investigation of, or challenge to the Merger or other Transactions under any Antitrust Law by a Governmental Entity and all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any Governmental Entity in respect of Antitrust Consents and Other Governmental Consents, including determining the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or Proceedings challenging, the consummation of the Merger and the other Transactions; provided, that nothing in this Agreement shall require the Company or any of its Affiliates to (A) take any action that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in order to obtain any Antitrust Consent or Other Governmental Consent; or (B) pay any fee, penalty or other consideration to any Governmental Entity or other Person in order to obtain any Antitrust Consent or Other Governmental Consent. Parent and the Company shall each request early termination or expiration of the waiting period with respect to the Merger under the HSR Act and the termination or expiration, as applicable, of approvals or waiting periods required under all other applicable Antitrust Laws in order to consummate the Merger and the other Transactions. In exercising the foregoing rights, each of the parties hereto shall act reasonably and as promptly as practicable. Notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub shall have the absolute right to contest, at their cost and expense (provided, that such costs and expenses shall be included for purposes of calculating the amount of the Expense Reimbursement (if any) paid pursuant to Section 8.5(d)), any challenge to this Agreement by any Governmental Entity, including contesting through a litigation proceeding initiated by the U.S. Department of Justice or the Federal Trade Commission to enjoin the Merger or any of the other Transactions, and to control all aspects of said litigation for the parties, provided, that (y) such actions do not prevent the Closing from occurring by no later than the Outside Date; and (z) Parent and Merger Sub afford the Company and its Representatives, with reasonable advance written notice of any such contest or litigation, an opportunity to participate in the development and formulation of the legal strategy of such contest or litigation, an opportunity to participate in all associated Proceedings, and Parent and Merger Sub shall consider in good faith the Company’s views and opinions in all material respects related to such matters (provided, that, notwithstanding clause (z) above, Parent and Merger Sub shall retain full discretion and authority with respect to the aspects of any such litigation described in clause (z) above).

(b) Information. Subject to applicable Law, Parent and the Company each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity or other Person in connection with the parties’ respective obligations under Section 6.5(a).

(c) Fees and Other Costs of Governmental Consents. Parent shall be responsible for all statutory filing fees incurred by Parent and the Company in order to obtain the

Antitrust Consents and Other Governmental Consents and shall as promptly as practicable reimburse the Company for any such filing fees actually paid by the Company. Other than (i) Parent’s obligation to pay filing fees as set forth in the immediately preceding sentence; (ii) Parent’s obligation to pay counsel responsible for obtaining the Antitrust Consents on behalf of Parent and the Company in Japan, Mexico and South Korea; or (iii) as Parent and the Company may otherwise agree in writing, each of Parent and the Company shall be responsible for its own costs and expenses, including those of any necessary experts or consultants, incurred by Parent or the Company, as applicable, in connection with any review of, inquiry into, investigation of, or challenge to the Transactions.

(d) Notification Requirements. Each party shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement. The parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing. The parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the Transactions. The parties shall take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

6.6. Access and Reports; Confidentiality. Subject to applicable Law and throughout the period prior to the Effective Time, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, (a) afford Parent’s officers and Parent’s Representatives reasonable access, during normal business hours, to its officers, employees, agents, properties, assets, books, offices, facilities, Contracts, Tax Returns, and records and other information as shall be reasonably requested by Parent; (b) use reasonable best efforts to furnish promptly during normal business hours such information concerning the business, properties, offices, facilities, Contracts, assets and liabilities of the Company and its Subsidiaries as Parent or its Representatives shall reasonably request; (c) reasonably cooperate with Parent and its Representatives to organize and facilitate meetings among Parent and its Representatives and the Company and its Representatives to be located at the offices and facilities of the Company and its Subsidiaries at such times as Parent may reasonably request; (d) use reasonable best efforts to furnish or produce information related to the financial or tax records of the Company if reasonably requested by Parent (which, for purposes of this Section 6.6, shall be deemed to be furnished or produced upon entering into an engagement between the Company and the Company’s regular external advisors to produce such information); and (e) reasonably cooperate with Parent and its Representatives with respect to communications to, and to organize and facilitate meetings with, customers, suppliers and other key business relations of the Company and its Subsidiaries as Parent may reasonably request (any such communications and meetings shall be made jointly by Parent and the Company and in consultation with the Company); provided, that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify or limit any representation or warranty made by the Company herein or the conditions to the obligations of the parties hereto under this Agreement; provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company (after consultation with its outside legal counsel) would (A) result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure; or (B) result in a violation of any Antitrust Laws; (ii) to disclose any privileged information of the Company or any of its Subsidiaries to the extent such disclosure would result in the loss of such privilege (in each case, it being agreed that the Company shall give notice to Parent of the fact that it is withholding such access or information and thereafter the Company shall use its reasonable best efforts to cause such access or information, as applicable, to be provided, or made available, in a manner that would not reasonably be expected to cause such a disclosure, violation or waiver); or (iii) take any action that unreasonably interferes with the business or operations of the Company or its Subsidiaries or the discharge by employees of their employment responsibilities. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement. The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

6.7. Termination of Trading and Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all actions and other items described on Section 6.7 of the Company Disclosure Letter and all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ Global Select Market, the FCA or the London Stock Exchange to enable the delisting by the Surviving Corporation of the Shares from the NASDAQ Global Select Market and official list maintained by the FCA in respect of the London Stock Exchange and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than 10 days after the Closing Date. The Surviving Corporation shall use its reasonable best efforts to cause the Shares to no longer be quoted on the NASDAQ Global Select Market or the official list maintained by the FCA in respect of the London Stock Exchange and deregistered under the Exchange Act as soon as practicable following the Effective Time.

6.8. Publicity. Parent and the Company shall consult with each other prior to issuing, and shall give each other a reasonable opportunity to review and comment upon, any press release or other public announcement with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public announcement without the prior consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable Law or by obligations pursuant to any listing agreement with or rules of any applicable national securities exchange or interdealer quotation service (in which case the party required to make the release or announcement shall use reasonable best efforts to allow the other reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party); (b) with respect to any press release or other public statement by the Company expressly permitted by Section 6.2; or (c) with respect to any press releases or other public statements by Parent in response to any public announcement permitted by clause (b) hereof. Promptly following execution of this Agreement, (i) the Company and Parent shall issue a joint press release in a form mutually agreed to by the Company and Parent announcing the execution of this Agreement and the transactions contemplated hereby; (ii) the Company shall (A) file a current report on Form 8-K with the SEC attaching such press release and copy of this Agreement as exhibits; and (B) file such press release and a copy of this Agreement with the FCA identifying, in accordance with the Listing Rules of the FCA, the intentions expressed in the press release to have the listing of the Shares cancelled by the FCA as promptly as practicable after the Effective Time, in both cases, after considering any comments from Parent in good faith.

6.9. Employee Benefits and Related Matters.

(a) Parent will cause any employee benefit plans of Parent and its Subsidiaries which the employees of the Company and its Subsidiaries are entitled to participate in after the Effective Time (each such plan, a “New Plan”) to take into account, for purposes of eligibility, vesting, benefit accrual and eligibility to receive benefits thereunder, compensation and service by employees of the Company and its Subsidiaries as if such compensation and service were with Parent to the same extent such compensation and service were credited under a comparable plan of the Company, except (i) to the extent it would result in a duplication of benefits; or (ii) with respect to benefit accrual under any defined benefit pension plan. In addition, and without limiting the generality of the foregoing, immediately following the Effective Time, Parent shall use its reasonable best efforts to (A) waive all pre-existing conditions, exclusions, actively-at-work requirements, waiting periods and any other eligibility requirements of such New Plan for such employee and his or her covered dependents to the extent they were inapplicable to, or were satisfied under, the Benefit Plans; and (B) cause any expenses incurred by any employee of the Company or its Subsidiaries and his or her covered dependents pursuant to any Benefit Plan during the portion of the plan year of such Benefit Plan ending on the date such employee’s participation in the corresponding New Plan begins, to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year under the New Plan as if such amounts had been paid in accordance with the New Plan, to the extent such amounts had been taken into account under the applicable Benefit Plan.

(b) Nothing contained in this Section 6.9 shall (i) be treated as an amendment to any particular Benefit Plan or New Plan; or (ii) obligate Parent, the Surviving Corporation or any of their Affiliates to maintain any particular plan or retain the employment of any particular employee or limit the right of Parent, the Surviving Corporation and their Affiliates to amend, terminate or otherwise modify any particular Benefit Plan or New Plan. This Section 6.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.9, express or implied, shall create any third party beneficiary or other right in any other Person, including any current or former director, officer, employee or other service provider of the Company or any of its Subsidiaries (or any other individual associated therewith or any union, works council or collective bargaining representative thereof) or any participant in a Benefit Plan, New Plan or other benefit plan, agreement or arrangement (or any dependent or beneficiary thereof).

(c) As soon as reasonably practicable following the date hereof (and in all cases prior to the Closing Date), the Company and its Subsidiaries shall complete the works council and trade union notifications and consultations they are required by applicable Laws to have completed prior to the Closing Date in connection with this Agreement, the Transactions and their respective effects and shall have complied with all other notification, consultation and similar obligations (whether statutory or contractual) of the Company or any of its Subsidiaries required to be complied with by them prior to the Closing Date in connection with this Agreement, the Transactions and their respective effects. Prior to distribution of any correspondence or other documentation with respect to this Agreement, the Transactions or any of their respective effects to any of their employees or any works council, trade union or similar employee representative body, the Company and its Subsidiaries shall provide Parent and its counsel a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered in good faith by the Company and its Subsidiaries).

(d) The Company shall (i) take all necessary or appropriate action under (and in accordance with) the Deferred Compensation Plans to provide that, on and after a date prior to the Closing Date, all payments under the Deferred Compensation Plans shall be made in cash with each stock unit held by a participant thereunder being converted, on the earlier of the applicable payment date following an event triggering distribution under the applicable plan or the Effective Time, into the right to a cash amount which, as of the Effective Time, shall be equal to the Per Share Merger Consideration, subject to the terms of the Deferred Compensation Plans; and (ii) take all necessary or appropriate actions under (and in accordance with) the Deferred Compensation Plans and the 2005 Molex Supplemental Executive Retirement Plan, as amended (the “SERP”), to terminate the Deferred Compensation Plans and the SERP in accordance with Section 409A of the Code on a date within the 30 day period prior to the Closing Date and to provide that all payments and obligations under the Deferred Compensation Plans and the SERP shall be settled prior to the Effective Time in accordance with Section 409A of the Code.

6.10. Expenses. Parent or its designee shall pay all charges and expenses of the Paying Agent in connection with the provisions set forth in Article IV. Except as otherwise provided in Section 6.5(c), Section 8.5(a) or Section 8.5(d), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other Transactions shall be paid by the party incurring such expense.

6.11. Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of ten years from and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each present (as of the Effective Time) and former director and officer of the Company (collectively, the “Indemnified Parties”), to the extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to applicable Law, the certificate of incorporation and bylaws of the Company and indemnification agreements, if any, in existence on the date of this Agreement, against all costs or expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries, fines, losses, claims, damages or liabilities incurred by such individual in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to any act or omission of the Indemnified Parties occurring at or prior to the Effective Time in their capacity as officer or director of the Company whether asserted or claimed prior to, at or after the Effective Time. Parent shall cause the Surviving Corporation to also advance all expenses incurred to each Indemnified Party with respect to the matters subject to indemnification pursuant to this Section 6.11(a) in accordance with the procedures set forth in the certificate of incorporation and bylaws of the Company and indemnification agreements, if any, in existence on the date of this Agreement to the fullest extent permitted under applicable Law; provided, that the Indemnified Party to whom expenses are advanced shall, prior to such advances, provide an undertaking to repay such advanced expenses, if it is ultimately determined that such individual is not entitled to indemnification pursuant to this Section 6.11(a).

(b) Parent shall cause the Surviving Corporation to retain and maintain in effect for a period of at least six years from and after the Effective Time the current directors’ and officers’ liability insurance maintained by the Company covering the persons serving as officers and directors of the Company as of immediately prior to the Effective Time (collectively, the “Covered Persons”), at no expense to the beneficiaries, with respect to acts or omissions occurring prior to the Effective Time (including in connection with this Agreement and the Merger and the other Transactions) and with coverage terms, benefits, levels of coverage (including limits, self-insured retentions and deductibles) and other terms and conditions which are in the aggregate not less advantageous to the Covered Persons as those in effect on the date of this Agreement (collectively, the “D&O Insurance”); provided, however, that (i) Parent may substitute for the insurance coverage called for by this Section 6.11(b), a policy or policies from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier covering the Covered Persons for a period of at least six years from and after the Effective Time, at no expense to the beneficiaries, with respect to acts or omissions occurring prior to the Effective Time (including in connection with this Agreement and the Merger and the other Transactions) and having coverage terms, benefits, levels of coverage (including limits, self-insured retentions and deductibles) and other terms and conditions which are in the aggregate not less advantageous to the Covered Persons as those in effect under the D&O Insurance on the date of this Agreement; (ii) in no event shall Parent or the Surviving Corporation be required to expend for the insurance coverage called for by this Section 6.11(b) an annual premium amount in excess of 400% of the amount expended (or to be expended) by the Company to maintain the D&O Insurance for the annual term in effect as of the date of this Agreement, which premium the Company represents and warrants to be approximately $700,000 (the “Insurance Amount”); and (iii) if the annual premium for the insurance called for by this Section 6.11(b) exceeds the Insurance Amount, Parent and the Surviving Corporation shall obtain as much comparable insurance as is available for the Insurance Amount. Notwithstanding the foregoing, the obligations under this Section 6.11(b) shall be satisfied if prior to the Effective Time, Parent shall cause the Surviving Corporation to obtain as of the Effective Time a “tail” policy under the D&O Insurance covering the Covered Persons for a period of at least six years from and after the Effective Time, at no expense to the beneficiaries, with respect to acts or omissions occurring prior to the Effective Time (including in connection with this Agreement and the Merger and the other Transactions) and having coverage terms, benefits, levels of coverage (including limits, self-insured retentions and deductibles) and other terms and conditions which are in the aggregate not less advantageous to the Covered Persons as those in effect under the D&O Insurance on the date of this Agreement.

(c) The Surviving Corporation shall cause the Charter and Bylaws to contain as of the Effective Time provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present (until the Effective Time) directors, officers and employees than are presently set forth in the Company’s certificate of incorporation and bylaws as to any act or omission occurring at or prior to the Effective Time, which provisions shall not be amended, repealed or otherwise modified (by merger or otherwise) for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall assume all of the obligations set forth in this Section 6.11.

(e) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable from and after the Effective Time by, each of the Indemnified Parties and their respective heirs and legal representatives.

(f) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to, and shall not in any way limit, any rights such Indemnified Parties may have under the certificate of incorporation or bylaws (or similar organizational documents) of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

6.12. Takeover Laws. If Section 203 of the DGCL or any other state takeover law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares, including any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other similar anti-takeover Law (each, a “Takeover Law”) is or may become applicable to the Merger or the other Transactions, the Company and its board of directors and/or Parent and Merger Sub and their respective boards of directors, as applicable, shall grant such approvals and take such actions as are necessary so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the parties shall otherwise act to eliminate or minimize the effects of such statute or regulation on such Transactions.

6.13. Stockholder Proceedings. Notwithstanding anything herein to the contrary, the Company shall control, and the Company shall give Parent the opportunity to participate in the defense of any Proceedings brought by the Company’s stockholders or other Persons against the Company or any of its directors or officers or Representatives arising out of or relating to this Agreement, the Merger or the other Transactions and shall keep the other reasonably informed regarding any such Proceedings. Each of Parent and the Company shall give the other reasonable opportunity to consult with it regarding the defense or settlement of any such Proceedings brought by its stockholders and shall give due consideration to the other party’s advice with respect thereto; provided, however, that the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation arising or resulting from the Transactions, or consent to the same, without the prior written consent of Parent.

6.14. Resignation of Directors. The Company shall use its reasonable best efforts to obtain and deliver to Parent prior to the Closing Date (to be effective as of the Effective Time) the resignation of each director of the Company (in their capacities as directors and not as employees) as Parent shall request in writing not less than five days prior to the Closing Date.

6.15. Section 16 Matters. Prior to the Effective Time, to the extent reasonably necessary, the Company shall take all such steps as may be necessary or appropriate to cause the Transactions, including any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.16. Obligations of Parent and Merger Sub. Until the Effective Time, Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

6.17. FIRPTA Certificate. At the Closing, the Company shall deliver to Parent a statement, dated as of the Closing Date, in form and substance reasonably acceptable to Parent that satisfies the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(2).

6.18. Certain Notices. Until the Effective Time, each party hereto shall promptly notify in writing the other parties of (i) any Proceeding arising out of or relating to the Transactions; (ii) the occurrence, or non-occurrence, of any event that would reasonably be expected to cause any condition to the obligations of such party to effect the Transactions, including the Merger, not to be satisfied; or (iii) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any other party to effect the Transactions, including the Merger, not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.18 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

ARTICLE VII

CONDITIONS

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger and consummate the other Transactions is subject to the satisfaction or (to the extent permitted by Law) waiver by such party at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote.

(b) Governmental Consents. (i) Any waiting period (and any extensions thereof) under the HSR Act applicable to the Merger shall have expired or been terminated; and (ii) the other Antitrust Consents set forth in Section 7.1(b)(ii) of the Company Disclosure Letter and any other approval, waiver or consent of any Governmental Entity pertaining to an asset or right, the absence of which or imposition of a limitation upon could reasonably be expected to materially impair the operation of the business of the Company and its Subsidiaries as presently conducted or Parent’s control thereof (collectively, the “Other Required Governmental Approvals”) shall have been obtained and shall be in effect and, if applicable, the waiting period (and any extension thereof) or mandated filings thereunder shall have expired, been terminated or been made, as applicable.

(c) No Restraining Orders. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by or on behalf of any Governmental Entity of competent jurisdiction which is in effect that has the effect of making illegal, restraining, enjoining or otherwise prohibiting consummation of the Merger (collectively, “Restraining Orders”).

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 5.1(a) (Organization, Good Standing and Qualification) (as it applies to the due incorporation, valid existence and good standing of the Company), Section 5.1(b)(i) and Section 5.1(b)(ii) (Capital Structure), Section 5.1(c) (Corporate Authority; Approval and Opinion of Financial Advisor), Section 5.1(d)(ii)(A) (No Violations) (as it applies to the certificate of incorporation and bylaws of the Company) and Section 5.1(f)(ii) (Absence of Certain Changes) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly relates to a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date), except for any failures in the accuracy of any representations and warranties in Sections 5.1(b)(i) and 5.1(b)(ii) (solely as to the number of Shares subject to Company Options and the exercise price thereof) as of the Capitalization Date that in the aggregate would cause the aggregate consideration required to be paid by Parent and Merger Sub to acquire or cancel the Company’s Equity Interests in connection with the Merger to exceed by no more than a de minimis amount the aggregate consideration that would have been required to be paid by Parent and Merger Sub to acquire or cancel the Company’s Equity Interests in connection with the Merger if such representations and warranties had been true and correct in all respects as of such date; (ii) the representations and warranties of the Company contained in Section 5.1(b) (Capital Structure) (other than Sections 5.1(b)(i) and 5.1(b)(ii) (solely as to the number of Shares subject to Company Options and the exercise price thereof)), Section 5.1(m) (Takeover Statutes) and Section 5.1(t) (Brokers and Finders) shall be so true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly relates to a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date); (iii) the representations and warranties of the Company contained in Section 5.1(j)(iii) (No Criminal Law Violations or Investigations), Section 5.1(q) (Prohibited Payments), Section 5.1(w) (Export Control) and Section 5.1(x) (Competition and Antitrust Compliance) (A) were true and correct, to the Company’s knowledge, in all respects as of the date of this Agreement; and (B) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except in the case of clause (iii)(B) as shall not have resulted in, and would not reasonably be expected to result in, (x) a Criminal Penalty; or (y) a Material Adverse Effect (provided, that, for purposes of applying the Material Adverse Effect qualifier in this clause (iii)(B)(y), any materiality, Material Adverse Effect or other materiality qualifications or limitations contained in such representations and warranties shall be ignored both for purposes of determining whether or not a representation or warranty is so true and correct and for purposes of applying the Material Adverse Effect exception in this sentence); and (iv) all other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly relates to a specified date, in which case such representation and warranty need only be true and correct as of such specified earlier date), except where the events, changes, effects, occurrences or states of facts giving rise to any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (provided, that, for purposes of this clause (iv), any materiality, Material Adverse Effect or other materiality qualifications or limitations contained in such representations and warranties shall be ignored both for purposes of determining whether or not a representation or warranty is so true and correct and for purposes of applying the Material Adverse Effect exception in this sentence). For purposes of this Agreement, the terms (1) “Criminal Penalty” means any criminal penalty, criminal fine or other criminal liability, in each case, imposed upon, or that would reasonably be expected to be imposed upon, the Company, any of its Subsidiaries or any of their respective directors, officers or employees (to the extent such employee has management authority over, or is a Functional Leader for, one or more of the Company’s or any of its Subsidiaries’ businesses, divisions or facilities) (in his or her capacity as such) involving (x) a criminal offense where the maximum statutory fine is $10,000,000 or more per occurrence or series of related occurrences; (y) a felony criminal jail sentence, where the statutory maximum sentence of imprisonment is five years or more per occurrence or series of related occurrences as to matters over which the United States has jurisdiction; or (z) a criminal jail sentence where the statutory maximum sentence of imprisonment is five years or more per occurrence, or series of related occurrences, as to matters over which jurisdiction is wholly outside of the United States; and (2) “Functional Leader” means the leader of the sales, product management, finance, human resources, legal or compliance functions for the Company’s or any of its Subsidiaries’ businesses, divisions or facilities or any other person who is a member of the Company’s Global Management Group (GMT).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred, arisen, came into existence or became known any event, change, effect, occurrence or state of facts that, individually or in the aggregate with all other events, changes, effects, occurrences or states of facts, has had or would reasonably be expected to have a Material Adverse Effect.

(d) Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.

(e) No Pending Governmental Actions. There shall not be pending any Proceeding by any Governmental Entity of competent jurisdiction against Parent, Merger Sub, the Company or any of its Subsidiaries, or otherwise in connection with the Merger, (i) seeking to make illegal, restrain, prohibit or materially limit the making or consummation of the Merger; (ii) seeking to make illegal, restrain, prohibit or materially limit the ownership or operation by Parent, the Company or any of their respective Subsidiaries of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, as a result of or in connection with the Merger; (iii) seeking to make illegal, restrain, prohibit or impose material limitations on the ability of Parent or Merger Sub effectively to acquire, hold or exercise full rights of ownership of the Shares; or (iv) which otherwise would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) Certain Orders. There shall not be any Order, other than the application to the Merger of applicable waiting periods under the HSR Act or similar waiting periods with respect the Other Required Governmental Approvals, that would reasonably be expected, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in Section 7.2(e)(i) through (e)(iv).

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly relates to a specified date, in which case such representation and warranty need only be true and correct as of such specified earlier date), except where the events, changes, effects, occurrences or states of facts giving rise to any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

7.4. Frustration of Closing Conditions. To the extent permitted by and subject to applicable Law, none of Parent, the Company or Merger Sub may rely on the failure of any condition set forth in Sections 7.2 or 7.3, as the case may be, to be satisfied, if such party’s failure to perform any material obligation required to be performed by it has been the primary cause of, or primarily results in, such failure.

ARTICLE VIII

TERMINATION

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or after the time the Requisite Company Vote is obtained, by mutual written consent of Parent and the Company, by action authorized by their respective boards of directors.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated by Parent or the Company, by action authorized by the board of directors of the terminating party or parties, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time if:

(a) whether before or after the time the Requisite Company Vote has been obtained, the Merger shall not have been consummated on or before February 28, 2014 which date shall automatically be extended by up to twelve months to the extent necessary to satisfy the conditions set forth in Section 7.1(b), so long as all other conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing or on the Closing Date) have been satisfied as of such date (the latest such date, the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to any party whose failure to perform any material obligation required to be performed by such party has been the primary cause of, or primarily results in, the failure of the Merger to be consummated on or before such date;

(b) the Requisite Company Vote shall not have been obtained at the Stockholders’ Meeting nor at any adjournment or postponement of the Stockholders’ Meeting at which this Agreement has been voted upon; or

(c) any Restraining Order permanently restraining, enjoining or otherwise prohibiting or making illegal consummation of the Merger shall have become final and non-appealable (whether before or after the time the Requisite Company Vote has been obtained).

8.3. Termination by the Company. This Agreement may be terminated by the Company, by action authorized by the board of directors of the Company, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time if:

(a) whether before or after the time the Requisite Company Vote has been obtained, Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement or any of such representations and warranties shall have become inaccurate as of any date subsequent to the date of this Agreement, which breach or failure to perform or inaccuracy (i) has resulted in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) (assuming, in the case of any inaccuracy, that such subsequent date was the Closing Date) which remains in effect as of the time of such termination; and (ii) is not capable of being cured prior to the Outside Date or, if capable of being cured, shall not have been cured by Parent within 45 days after reasonably detailed written notice thereof is given by the Company to Parent; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(a) if the Company is then in material breach of any of its material covenants or agreements set forth in this Agreement; or

(b) at any time prior to (but not after) the time the Requisite Company Vote is obtained, if (i) the board of directors of the Company makes a Change of Recommendation in compliance with Section 6.2(d) and (ii) Parent determines not to exercise the Stockholder Vote Option when permitted to do so pursuant to Section 6.2(j); provided, that prior to, and as a condition of, any termination of this Agreement by the Company pursuant to this Section 8.3(b), the Company shall have paid the Termination Fee to Parent pursuant to Section 8.5(b).

8.4. Termination by Parent. This Agreement may be terminated by Parent, by action authorized by the board of directors of Parent, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time if:

(a) whether before or after the time the Requisite Company Vote has been obtained, the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or any of such representations and warranties shall have become inaccurate as of any date subsequent to the date of this Agreement, which breach, or failure to perform or inaccuracy (i) has resulted in the failure of a condition set forth in Section 7.2(a) or 7.2(b) (assuming in the case of any inaccuracy, that such subsequent date was the Closing Date) which remains in effect as of the time of such termination; and (ii) is not capable of being cured prior to the Outside Date or, if capable of being cured, shall not have been cured by the Company within 45 days after reasonably detailed written notice thereof is given by Parent to the Company; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(a) if Parent or Merger Sub is then in material breach of any of its respective material covenants or agreements set forth in this Agreement; or

(b) at any time prior to obtaining the Requisite Company Vote, (i) the board of directors of the Company makes a Change of Recommendation (whether or not in compliance with Section 6.2(d)); or (ii) the Company shall have breached in any material respect its obligations under Section 6.2.

8.5. Effect of Termination and Abandonment.

(a) Except as provided in this Section 8.5 and Sections 9.1 and 9.9, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII by any party or parties to this Agreement, written notice thereof shall be given to the other parties to this Agreement specifying the provisions of this Article VIII pursuant to which such termination is made and the basis therefore described in reasonable detail, and upon such termination, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything herein to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other parties hereto resulting from any fraud or intentional material breach of any representation, warranty, covenant or other agreement set forth in this Agreement; and (ii) the provisions set forth in this Section 8.5 and Article IX shall survive the termination of this Agreement.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 8.4(b), then the Company shall pay to Parent a termination fee of $232,000,000 (the “Termination Fee”) promptly (but in no event later than two business days) after such termination. In the event that this Agreement is to be terminated by the Company pursuant to Section 8.3(b), then the Company shall pay Parent the Termination Fee immediately prior to such termination.

(c) In the event that (i) a Bona Fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of the stockholders of the Company or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal; (ii) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 8.2(b), by Parent pursuant to Section 8.4(a) due to the Company’s failure to perform any covenant or agreement set forth in this Agreement or by Parent or the Company pursuant to Section 8.2(a) at a time when this Agreement was terminable by Parent pursuant to Section 8.4(a) due to the Company’s failure to perform any covenant or agreement set forth in this Agreement; and (iii) within nine months after any such termination (A) the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have approved or recommended to the Company’s stockholders or otherwise not opposed, an Acquisition Proposal; or (B) there shall have been consummated an Acquisition Proposal, then the Company shall pay the Termination Fee to Parent upon the earlier of (1) the consummation of such Acquisition Proposal, or (2) entry into such Alternative Acquisition Agreement, by wire transfer of immediately available funds; provided, that the Termination Fee payable pursuant to this Section 8.5(c) shall be reduced by the Expense Reimbursement, if any, actually paid to Parent pursuant to Section 8.5(d). For purposes of this Section 8.5(c), the references to “15% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%.”

(d) In the event that this Agreement is terminated (i) by Parent or the Company pursuant to Section 8.2(b) after a Bona Fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of the stockholders of the Company or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal; or (ii) by Parent pursuant to Section 8.4(a) due to the Company’s failure to perform any covenant or agreement set forth in this Agreement, then the Company shall pay to Parent its and its Affiliates’ reasonable costs, fees, and expenses incurred in connection with their investigation, consideration, documentation, diligence and negotiation of this Agreement and the Transactions, including all fees and expenses of Parent’s and its Affiliates’ Representatives and Financing Sources (the “Expense Reimbursement”); provided, that the Expense Reimbursement shall not exceed $15,000,000. For the avoidance of doubt, the Expense Reimbursement shall not be the sole and exclusive remedy of Parent or Merger Sub against the Company.

(e) All payments under this Section 8.5 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

(f) Each of Parent and the Company acknowledges that the agreements contained in this Section 8.5 are an integral part of the Merger and the other Transactions, and that, without these agreements, none of Parent, Merger Sub or the Company would enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due to Parent pursuant to this Section 8.5, and, in order to obtain such payment, Parent commences a Proceeding that results in an Order against the Company, the Company shall pay to Parent the costs and expenses

(including attorney’s fees and expenses) in connection with such Proceeding and shall pay interest on the amount payable pursuant to such Order, compounded quarterly, at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid (but for such Proceeding) until the date of actual payment.

(g) Subject to Section 8.5(a) and 8.5(f), in the event that the Termination Fee is paid by the Company to Parent in accordance with this Section 8.5, the payment of the Termination Fee shall be the sole and exclusive remedy of Parent or Merger Sub against the Company for any and all losses, claims, damages, liabilities, costs, fees, expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries and fines suffered as a result of any breach of any representation, warranty, covenant or obligation in this Agreement by the Company, and neither the Company nor any of its Subsidiaries nor any of their respective former, current or future Representatives, agents, partners, managers, members, stockholders, assignees or Affiliates shall have any further liability or obligations relating to or arising out of this Agreement; provided, however, that the foregoing shall not impair the rights of Parent, if any, to obtain injunctive relief pursuant to Section 9.6 prior to any termination of this Agreement.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1. Survival. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties, which by its terms contemplates performance after the Effective Time. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement (by action approved by or on behalf of their respective boards of directors) by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that, after adoption of this Agreement by the Company’s stockholders, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without any such required approval.

9.3. Waiver of Conditions. Subject to the provisions of applicable Law, at any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other; (b) waive any inaccuracy or breach in the representations and warranties of the other contained herein or in any document delivered pursuant hereto; and (c) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after any adoption of this Agreement by the Company’s stockholders, there may not be any extension or waiver of this Agreement which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without any such required approval.

Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or other electronic transmission, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF, THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit for themselves and their property, to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or if such Court shall not have jurisdiction, the Federal courts of the United States of America located in the State of Delaware, and any appellate court from any appeal thereof, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Merger and the other Transactions, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document or Transaction, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such Proceeding or transactions shall be heard and determined in the Court of Chancery of the State of Delaware or such Federal court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and, to the extent permitted by applicable Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 9.7 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Notwithstanding the foregoing, each party hereto hereby irrevocably and unconditionally agrees that it will not bring or support any action, suit or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Sources, if any, in any way relating to this Agreement or any of the Transactions, including any financing to be undertaken by Parent, Merger Sub or their Affiliates for the purpose of funding the Transactions and the related fees or expenses (the “Financing”), or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, and the provisions of Section 9.5(b) relating to the waiver of jury trial shall apply to any such action, suit or proceeding. For the avoidance of doubt, the Financing shall not be a condition to the consummation of the Transactions. For purposes of this Agreement, the term “Financing Source” means any future source of debt financing, if any, that may provide financing to Parent or Merger Sub for the Transactions.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF PROCEEDINGS, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6. Remedies. The parties acknowledge and agree that irreparable damage would occur to each of the parties to this Agreement in the event that any of the provisions of this Agreement (including failing to take such actions as are required of a party hereunder to consummate the Merger) were not performed in accordance with their specific terms or were otherwise breached and that in the event of such breach no adequate remedy at law would exist and damages would be difficult to determine. Accordingly, in addition to any other remedy to which such party is entitled at law or in equity, each party shall be entitled, without proof of damages, to enforce specifically the terms and provisions of this Agreement (including the terms and provisions hereof requiring a party hereunder to consummate the Merger) in the Court of Chancery of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware, and to temporary, preliminary and permanent injunctive relief (without the requirement of posting bond) to prevent breaches or threatened breaches of, or to enforce compliance with, any of the provisions of this Agreement without the necessity of posting bond or other security or undertaking (any requirements therefor being expressly waived). Each party agrees that it will not oppose the granting of specific performance relief on the basis that a party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

9.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to Parent or Merger Sub:

Koch Industries, Inc.

4111 East 37th Street North

Wichita, KS 67220

Attention: Raffaele Fazio

Facsimile: (316) 828-8602

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
233 Wacker Drive, Suite 5800
Chicago, IL 60606
Attention:	Mark D. Gerstein
Bradley C. Faris
Facsimile:	(312) 993-9767

If to the Company:

Molex Incorporated
2222 Wellington Court
Lisle, IL 60532
Attention:	Martin P. Slark, Chief Executive Officer
Facsimile:	(630) 416-4915

with a copy to (which shall not constitute notice):

Molex Incorporated
2222 Wellington Court
Lisle, IL 60532
Attention:	Robert J. Zeitler, Vice President and General Counsel
Facsimile:	(630) 416-4962

with a copy to (which shall not constitute notice):

Dentons US LLP
233 Wacker Drive, Suite 7800
Chicago, IL 60606
Attention:	Michael M. Froy, Esq.
Facsimile:	(312) 876-7934

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party: upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or the next business day after deposit with an overnight courier, if sent by overnight courier.

9.8. Entire Agreement. This Agreement (including any annexes or exhibits hereto), the Company Disclosure Letter and the confidentiality agreement dated July 25, 2013, between Koch Equity Investments, LLC and the Company (as amended, the “Confidentiality Agreement”) (which was effective July 15, 2013, and superseded the confidentiality agreement dated July 15, 2013, between the same parties) constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.9. No Third-Party Beneficiaries.

(a) Except as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) which shall inure to the benefit of the persons benefiting therefrom, who are expressly intended to be third-party beneficiaries thereof, this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding the foregoing, the Financing Sources, if any, are hereby third-party beneficiaries of Section 9.5 and this Section 9.9.

(b) Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, trustees, Affiliates, general or limited partners, Financing Sources or assignees of the Company, Parent or Merger Sub or of any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, agent, trustee, Affiliate, general or limited partner, Financing Source or assignee of any of the foregoing (collectively, but for the avoidance of doubt excluding the Company, Parent and Merger Sub, the “Excluded Parties”) shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub, as applicable, under this Agreement or of or for any Proceeding based on, in respect of, or by reason of, the Transactions (including the breach, termination or failure to consummate such Transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party hereto or another Person or otherwise; provided, however, nothing in this Section 9.9(b) shall limit the obligation of any Excluded Party contained in the Voting Agreements.

9.10. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such

Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Each representation, warranty, covenant and agreement made by Parent or Merger Sub in this Agreement shall be deemed a representation, warranty, covenant and agreement made by Parent and Merger Sub jointly and all liability and obligations relating thereto shall be deemed joint liabilities and obligations of Parent and Merger Sub.

9.11. Definitions. For the convenience of the parties hereto, each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.13. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Annex or Exhibit, such reference shall be to an Article, Section, Annex of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” or words of like import. The use of the masculine, feminine or neuter gender, or the singular or plural form of words used herein (including defined terms) shall not limit any provision of this Agreement. Reference herein to a particular Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract. Reference to a particular Contract (including this Agreement), document or instrument means such Contract, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof. Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time. The terms “cash” and “$” mean United States Dollars. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Annex to, this Agreement. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) The fact that any item of information is disclosed in the Company Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement.

(d) The accuracy or inaccuracy of any representation or warranty of a party to this Agreement shall not be affected or be deemed modified or limited by any investigation made (or not made) by or on behalf of another party, including any investigations made (or not made) by any of such party’s employees, advisors, agents, consultants or representatives, or by reason of the fact that such party or any of its employees, advisors, agents, consultants or representatives knew or should have known that any such representation and warranty is or might be inaccurate or untrue.

9.14. Assignment. This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that each of Parent or Merger Sub may assign this Agreement and any of their respective rights and obligations hereunder (i) to any direct or indirect Subsidiary of Parent or (ii) to any of their respective Financing Sources for purposes of creating a security interest therein or otherwise assigning this Agreement and its rights and obligations hereunder as collateral in respect of the Financing, in each case, without the consent of the Company; provided, further, that no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder or impede or delay the consummation of the Transactions. Any purported assignment in violation of this Agreement is void.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MOLEX INCORPORATED

By:	/s/ Martin P. Slark
Name:	Martin P. Slark
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

KOCH INDUSTRIES, INC.

By:	/s/ Steven J. Feilmeier
	Name:	Steven J. Feilmeier
	Title:	Executive Vice President and Chief
Financial Officer

KOCH CONNECTORS, INC.

By:	/s/ Matthew Flamini
	Name:	Matthew Flamini
	Title:	President

[Signature Page to Agreement and Plan of Merger]

ANNEX A

TABLE OF DEFINED TERMS

Term	Section
2008 Plan	5.1(b)(i)(A)
2008 Plan Option	4.4(a)
Acquisition Proposal	6.2(b)
Affiliate	5.2(g)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(a)(i)(B)
Anti-corruption Laws	5.1(q)(i)
Antitrust Consents	5.1(d)(i)(B)
Antitrust Law	5.1(d)(i)
Associate	5.2(g)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(i)(i)
Bona Fide Acquisition Proposal	6.2(a)(ii)
Book-Entry Shares	4.1(a)
business day	1.2
Bylaws	2.2
Capitalization Date	5.1(b)(i)
Certificate	4.1(a)
Change of Recommendation	6.2(c)(v)
Charter	2.1
Class A Common Stock	4.1(a)
Class B Common Stock	4.1(a)
Closing	1.2
Closing Date	1.2
Code	4.3
Common Stock	4.1(a)
Company	Preamble
Company Disclosure Letter	5.1
Company ESPP	5.1(b)(i)(C)
Company Fairness Opinion	5.1(c)(ii)
Company FCA Documents	5.1(e)(v)
Company Option	4.4(a)
Company Owned Intellectual Property	5.1(p)(vi)
Company Recommendation	5.1(c)(ii)
Company Registered Intellectual Property	5.1(p)(vi)
Company Reports	5.1(e)(i)
Company Restricted Share	4.4(b)
Confidentiality Agreement	9.8
Consents	5.1(d)(i)
Contract	5.1(d)(ii)

A–1

Term	Section
Covered Persons	6.11(b)
Criminal Law	5.1(j)(iii)(A)
Criminal Penalty	7.2(a)
D&O Insurance	6.11(b)
Deferred Compensation Plans	6.1(b)(iv)
Delaware Certificate of Merger	1.3
DGCL	1.1
Dissenting Stockholders	4.1(a)
Dividend Adjustment Amount	4.1(a)
Effective Time	1.3
Environment	5.1(n)
Environmental Laws	5.1(n)
Environmental Permits	5.1(n)
Equity Interest	5.1(a)(ii)
ERISA	5.1(i)(i)
ERISA Affiliate	5.1(i)(iv)(A)
ESPP Termination Date	4.4(c)
Exchange Act	5.1(e)(i)
Exchange Fund	4.2(a)
Excluded Parties	9.9(b)
Excluded Shares	4.1(a)
Expense Reimbursement	8.5(d)
FCA	5.1(d)(1)(E)
FCA Rules	5.1(e)(v)
FCPA	5.1(q)(i)
Financing	9.5(a)
Financing Source	9.5(a)
Functional Leader	7.2(a)
GAAP	5.1(a)(iii)(D)
Government Official	5.1(q)(ii)
Governmental Entity	5.1(d)(i)(F)
Grant Date	5.1(b)(iii)
Granted Option	5.1(b)(iii)
Ground Lease	5.1(l)(ii)
Hazardous Materials	5.1(n)
HSR Act	5.1(d)(i)(B)(1)
Indemnified Parties	6.11(a)
Insurance Amount	6.11(b)
Insurance Policies	5.1(r)
Intellectual Property	5.1(p)(vi)
Intervening Event	6.2(d)
Intervening Event Negotiation Period	6.2(e)(ii)
Intervening Event Notice	6.2(e)(ii)
IRS	5.1(i)(ii)

A–2

Term	Section
known by the Company	5.1(g)(i)
Laws	5.1(j)(i)
Leased Real Property	5.1(l)(ii)
Licenses	5.1(j)(ii)(A)
Lien	5.1(b)(iv)
Material Adverse Effect	5.1(a)(iii)
Material Contract	5.1(k)(i)
Material Leased Real Property	5.1(l)(ii)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(i)(iii)
Negotiation Period	6.2(e)(i)
New Plan	6.9(a)
Non-U.S. Benefit Plan	5.1(i)(i)
Option Payments	4.4(a)(ii)
Orders	5.1(g)(i)
Other Governmental Consents	5.1(d)(i)(F)
Other Required Governmental Approvals	7.1(b)(ii)
Outside Date	8.2(a)
Owned Real Property	5.1(l)(i)
Parent	Preamble
Parent Material Adverse Effect	5.2(a)
Paying Agent	4.2(a)
Per Share Merger Consideration	4.1(a)
Permitted Liens	5.1(b)(iv)
Person	4.2(d)
Personal Property	5.1(h)
Preferred Stock	5.1(b)(i)
Principal Stockholders	Recitals
Proceedings	4.2(f)
Proscribed Recipient	5.1(q)(i)
Proxy Date	6.3(ii)
Proxy Statement	5.1(d)(i)(A)
Record Date	6.3
Representatives	6.2(a)(i)
Requisite Company Vote	5.1(c)(i)
Restraining Orders	7.1(c)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1
Securities Act	5.1(d)(i)(C)
SERP	6.9(d)(ii)
Shares	4.1(a)
Significant Customer	5.1(v)(i)
Significant Subsidiary	5.1(b)(v)

A–3

Term	Section
Significant Supplier	5.1(v)(ii)
Stock Plans	5.1(b)(i)(A)
Stockholder Vote Option	6.2(j)
Stockholders’ Meeting	6.3
Subsidiary	5.1(a)(i)
Superior Proposal	6.2(b)
Superior Proposal Notice	6.2(e)(i)
Surviving Corporation	1.1
Takeover Law	6.12
Tax Return	5.1(o)
Tax(es)	5.1(o)
Termination Fee	8.5(b)
to Parent’s knowledge	5.2(e)
to the Company’s knowledge	5.1(g)(i)
to the knowledge of Parent	5.2(e)
to the knowledge of the Company	5.1(g)(i)
Transaction Filings	5.1(s)
Transactions	5.1(a)(iii)(A)
U.S. Benefit Plan	5.1(i)(i)
Voting Agreements	Recitals

A–4

EXHIBIT 2.2

MOLEX INCORPORATED

AMENDED AND RESTATED BYLAWS

ARTICLE I.

OFFICES

SECTION 1. REGISTERED OFFICE. The registered office of the Corporation shall be located in the City of Wilmington, County of New Castle, State of Delaware.

SECTION 2. OTHER OFFICES. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II.

STOCKHOLDERS

SECTION 1. PLACE OF MEETING. Meetings of stockholders may be held at such place, if any, as may be designated by the Board of Directors or officers calling such meetings.

SECTION 2. ANNUAL MEETING. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined by the Board of Directors and stated in the notice of the meeting.

SECTION 3. SPECIAL MEETINGS. Special meetings of the stockholders may be called by the Board of Directors.

SECTION 4. NOTICE. A notice stating the date, time and place (if any) of the meeting, and in case of a special meeting, the purpose or purposes thereof, shall be given to each stockholder entitled to vote thereat not less than 10 or more than 60 days prior thereto, except as otherwise required by the Certificate of Incorporation or applicable law. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid.

Without limiting the foregoing, any notice to stockholders given by the Corporation pursuant to this Section 4 shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation and shall also be deemed revoked if (a) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (b) such inability becomes known to the Secretary of the Corporation, the transfer agent or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by a form of electronic transmission in accordance with these Bylaws shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network, together with separate notice to the stockholder of such specific posting, upon the later of such posting and the giving of such separate notice; and (iv) if by another form of electronic transmission, when directed to the stockholder. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Any notice to stockholders given by the Corporation may be given by a single written notice to stockholders who share an address if consented to by the stockholders at such address to whom such notice is given. Any such consent shall be revocable by the stockholders by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice as set forth in this Section 4 shall be deemed to have consented to receiving such single written notice.

Any previously scheduled meeting of the stockholders may be postponed by resolution of the Board of Directors upon notice given prior to the date previously scheduled for such meeting of stockholders.

SECTION 5. ADJOURNED MEETINGS. When a meeting is adjourned, notice of the adjourned meeting need not be given if the time and place (if any) thereof are announced at the meeting at which the adjournment is taken, if the adjournment is for not more than 30 days, and if no new record date is fixed for the adjourned meeting. At the adjourned meeting, the Corporation may transact only such business, which might have been transacted at the original meeting as originally notified.

SECTION 6. QUORUM. The holders of a majority in voting power of the shares of capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Certificate of Incorporation. Whether or not such quorum is present or represented at any meeting of the stockholders, the chairman of the meeting or, subject to the provisions of the Certificate of Incorporation, the holders of a majority in voting power of the shares of capital stock entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present or represented, only such business which may have been transacted at the meeting as originally notified may be transacted. Unless otherwise required by law, the Certificate of Incorporation, these Bylaws, or pursuant to any regulation applicable to the Corporation or its stockholders, when a quorum is present at any meeting, the vote of the holders of a majority in voting power of shares of capital stock having voting power present in person or represented by proxy shall decide any questions brought before such meeting (other than the election of directors). Except as otherwise set forth in the Certificate of Incorporation with respect to the right of the holders of any series of Preferred Stock or any other series or class of stock to elect additional directors under specified circumstances, at all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast thereat shall elect directors.

SECTION 7. VOTING. Subject to the provisions of the Certificate of Incorporation, including the rights of any holder of Preferred Stock, each stockholder shall at every meeting of the stockholders be entitled to one vote for each share of the capital stock having voting power held by such stockholder. Except as otherwise provided by the Certificate of Incorporation, elections of directors need not be by written ballot.

Such votes may be cast in person or by proxy but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

SECTION 8. FIXING OF RECORD DATE. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action (other than action by consent in writing without a meeting), the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (i) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, be not more than 60 nor less than ten days before the date of such meeting; and (ii) in the case of any other action (other than action by consent in writing without a meeting), shall be not more than 60 days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose (other than action by consent in writing without a meeting) shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

SECTION 9. ACTION WITHOUT MEETING.

(a) Any action to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those stockholders who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting: (i) when no prior action by the Board of Directors is required by applicable law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; and (ii) if prior action by the Board of Directors is required by applicable law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days after the earliest dated written consent received in accordance with this Section 9, a valid written consent or valid written consents signed by a sufficient number of stockholders to take such action are delivered to the Corporation in the manner prescribed in this Section 9 and applicable law, and not revoked.

SECTION 10. LIST OF STOCKHOLDERS ENTITLED TO VOTE. The Secretary of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting, or (ii) during ordinary business hours at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. Except as otherwise provided by law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 11 or to vote in person or by proxy at any meeting of stockholders.

SECTION 11. INSPECTOR OF ELECTIONS. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

ARTICLE III.

DIRECTORS

SECTION 1. GENERAL. The business and affairs of the Corporation shall be managed by the Board of Directors. Directors need not be stockholders.

(a) Election and Tenure of Directors. Directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this Article III, and each director elected shall hold office until the earliest of the annual meeting when his or her term expires, his or her death, retirement or resignation or until his or her respective successor is duly elected and qualified. The Board of Directors shall be divided into three classes of directors, known as Class I, Class II and Class III, with the term of office of one Class expiring each year. Each Class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. At each annual meeting of stockholders, successors to the Class of directors whose term expires at that meeting shall be elected for a term expiring at the third annual meeting following their election and until their successors shall be elected and qualified, subject to prior death, retirement, resignation or removal.

(b) Number of Directors. The Board of Directors shall consist of [    ] members.

(c) Directors Elected by Preferred Stockholders. Notwithstanding the foregoing provisions, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to the provision of the Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes unless expressly provided by such terms.

SECTION 2. VACANCIES. Except as otherwise provided by law or the Certificate of Incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled solely by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until the next annual election or until their respective successors are duly elected and qualified.

SECTION 3. REGULAR MEETINGS. Regular meetings of the Board of Directors may be held without notice at such times and at such places as may be determined from time to time by the Board of Directors or its Chairman.

SECTION 4. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board or any director. The person or persons authorized to call special meetings of the Board of Directors may fix any place for holding any special meeting of the Board of Directors called by them.

SECTION 5. NOTICE. Notice of any special meeting shall be given at least twenty-four (24) hours prior thereto in any form permitted by law and delivered to the directors in any manner permitted by law, including by telephone, facsimile or other means of electronic communication. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid.

SECTION 6. QUORUM. At all meetings of the Board, a majority of the total number of directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise provided by the Certificate of Incorporation or applicable law. If a quorum shall not be present at any meeting of the Board of Directors the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

SECTION 7. ACTION WITHOUT MEETING. Unless otherwise restricted the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee in accordance with applicable law.

SECTION 8. ACTION BY CONFERENCE TELEPHONE. Unless otherwise restricted by the Certificate of Incorporation or applicable law, members of the Board of Directors or any committee thereof may participate in a meeting of such Board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Bylaw shall constitute presence in person at such meeting.

SECTION 9. COMMITTEES. The Board of Directors, by resolution adopted by the majority of the whole Board, may designate one or more committees, each committee to consist of one or more directors. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not a member of the Board of Directors, to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in such resolution, shall have any may exercise all of the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the bylaws of the Corporation; and, unless the resolution expressly so provides, such committee shall not have the power or authority to declare a dividend or to authorize the issuance of stock.

SECTION 10. COMPENSATION OF DIRECTORS. Except as approved at the meeting at which a member of the Board of Directors is appointed, no director shall receive any salary, fee or other remuneration for services rendered to or on behalf of the Corporation or otherwise in his or her capacity as a Director.

ARTICLE IV.

OFFICERS

SECTION 1. POSITIONS AND ELECTION. The officers of the Corporation shall be elected by the Board of Directors and shall include a President, a Treasurer and a Secretary. The Board of Directors, in its discretion, may also elect a Chairman (who must be a director), one or more Vice Chairmen (who must be directors), a Chief Executive Officer and one or more Vice Presidents, Assistant Treasurers, Assistant Secretaries and other officers. Any individual may be elected to, and may hold, more than one office of the Corporation.

SECTION 2. ELECTION AND TERM OF OFFICE. Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation or removal. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors at any time with or without cause by the majority vote of the members of the Board of Directors then in office. The removal of an officer shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer of the Corporation may resign at any time by giving written notice of his or her resignation to the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the officers, the position shall be filled for the unexpired portion of the term by appointment made by the Board of Directors.

SECTION 3. THE PRESIDENT. The President shall have general supervision over the business of the Corporation and other duties incident to the office of president, and any other duties as may be from time to time assigned to the President by the Board of Directors and subject to the control of the Board of Directors in each case.

SECTION 4. THE VICE PRESIDENTS. Each Vice President shall have such powers and perform such duties as may be assigned to him or her from time to time by the Board of Directors or the President.

SECTION 5. THE SECRETARY. The Secretary of the Corporation shall keep the minutes of the proceedings of the stockholders and the Board of Directors; he or she shall give, or cause to be given; all notices in accordance with the provisions of these Bylaws or as required by law; he or she shall be custodian of the corporate records and of the seal of the Corporation; he or she shall keep at the registered office or principal place of business of the Corporation a record of the stockholders of the Corporation, giving the names and addresses of all such stockholders (which addresses shall be furnished to the Secretary by such stockholders) and the number and class of the shares held by each; he shall have general charge of the stock transfer books of the Corporation; and in general he or she shall perform all duties as from time to time may be assigned to him by the Chief Executive Officer or by the Board of Directors.

SECTION 6. THE TREASURER. The Treasurer shall have the custody of the corporate funds and securities and shall keep, or cause to be kept, correct and complete books and records of account, including full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors; and in general he shall perform all the duties incident to the office of Treasurer and such other duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Chief Executive Officer or the Board of Directors.

SECTION 7. ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The Assistant Secretaries and Assistant Treasurers, if any, in general shall perform such duties as from time to time may be assigned to them by the Secretary, or the Treasurer, respectively, or by the Chief Executive Officer or the Board of Directors.

SECTION 8. COMPENSATION AND EXPENSES. Except as provided in any service agreement approved by the Board of Directors, no officer shall receive any salary, fee or other remuneration for services rendered to or on behalf of the Corporation or otherwise in his or her capacity as an officer. Each officer shall be reimbursed for all proper, direct expenses he or she reasonably incurs on behalf of the Corporation in performing his or her duties as an officer either (i) in the Board of Director’s sole discretion or (ii) if such expenses are pre-approved in writing, in either event upon submission of appropriate and all other reasonably requested documentation.

ARTICLE V.

STOCK OF THE CORPORATION

SECTION 1. SHARES OF STOCK. The shares of capital stock of the Corporation shall be represented by a certificate, unless and until the Board of Directors adopts a resolution permitting shares to be uncertificated. Notwithstanding the adoption of any such resolution providing for uncertificated shares, every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman of the Board of Directors, the Chief Executive Officer, the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such stockholder in the Corporation.

SECTION 2. FACSIMILE SIGNATURES. The signature of the Chairman of the Board of Directors, President, Vice President, Treasurer, Assistant Treasurer, Secretary or Assistant Secretary may be facsimile. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the Corporation.

SECTION 3. LOST CERTIFICATES. The Board of Directors may direct a new certificate or certificates to be issued by the Corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.

SECTION 4. TRANSFER OF STOCK. Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation, and in the case of certificated shares of stock, only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefore, properly endorsed for transfer and payment of all necessary transfer taxes; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

SECTION 5. REGISTERED STOCKHOLDERS. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

ARTICLE VI.

CONTRACT, LOANS, CHECKS AND DEPOSITS

SECTION 1. CONTRACTS. When the execution of any contract or other instrument has been authorized by the Board of Directors without specification of the executing officers, the Chief Executive Officer, the President, or any Vice President, and the Secretary, or any Assistant Secretary, may execute the same in the name of and on behalf of the Corporation and may affix the corporate seal thereto.

SECTION 2. LOANS. No loans shall be contracted on behalf of the Corporation and no evidence of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors.

SECTION 3. CHECKS. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

ARTICLE VII.

DIVIDENDS

Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to and in accordance with applicable law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

ARTICLE VIII.

FISCAL YEAR

The fiscal year shall begin the first day of July and end on the last day of June in each year but this determination shall be subject to change by the Board of Directors.

ARTICLE IX.

WAIVER OF NOTICE

Whenever any notice whatever is required to be given by law, the Certificate of Incorporation or these bylaws, a written waiver thereof, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transactions of business because the meeting is not lawfully called or convened.

ARTICLE X.

SEAL

The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to the impressed or affixed or reproduced otherwise.

ARTICLE XI.

AMENDMENTS

These Bylaws may be altered, amended or repealed and new Bylaws adopted at any regular or special meeting of the Board of Directors by a majority vote of the directors present at the meeting.